Exhibit (a)(1)(A)

KeyCorp

OFFER TO EXCHANGE

Common Shares of KeyCorp for any and all outstanding shares of 7.750% Non-Cumulative

Perpetual Convertible Preferred Stock, Series A, liquidation preference $100 per share, of

KeyCorp

(CUSIP No. 493267405)

Upon the terms and subject to the conditions set forth in this offer to exchange (as supplemented or amended, the “Offer to Exchange”) and the related letter of transmittal (as supplemented or amended, the “Letter of Transmittal”), we are offering to exchange any and all of our outstanding shares of 7.750% Non-Cumulative Perpetual Preferred Stock, Series A, $1.00 par value, with a liquidation preference of $100 per share (the “Series A Preferred Stock”) for our common shares, par value $1.00 per share (the “Common Shares”). We refer to this offer to exchange our Series A Preferred Stock for our Common Shares pursuant to this Offer to Exchange as the “Exchange Offer”.

The Exchange Offer will expire at 11:59 p.m., New York City time, on June 30, 2009, unless extended or earlier terminated by us. You may withdraw shares of Series A Preferred Stock that you tender at any time before the Exchange Offer expires. In addition, you may withdraw any tendered shares of Series A Preferred Stock if we have not accepted them for exchange within 40 business days from the commencement of the Exchange Offer on June 3, 2009.

The number of Common Shares to be exchanged for each share of Series A Preferred Stock (which we refer to as the “Exchange Ratio”) will be fixed at 4:30 p.m. New York City time on the second trading day immediately preceding the expiration date, which we refer to as the “Pricing Date”, and will equal the sum of (i) 7.0922 Common Shares and (ii) $35.00 divided by the volume weighted average price of our Common Shares, as further described herein, and announced prior to 9:00 a.m., New York City time, on the immediately succeeding trading day (which we currently expect to be on June 29, 2009, unless the expiration date is extended). The Exchange Ratio will be subject to a maximum of 21.0922 Common Shares and a minimum of 7.0922 Common Shares per share of Series A Preferred Stock. The Exchange Offer will not be subject to proration and is not conditioned on any minimum number of shares being tendered.

The Series A Preferred Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “KEY PrG,” and our Common Shares are listed on the NYSE under the symbol “KEY”. If a sufficiently large number of shares of Series A Preferred Stock do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding shares of Series A Preferred Stock is expected to be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in shares of Series A Preferred Stock. See “Risk Factors—Risks to Holders of Non-Tendered Series A Preferred Stock—There will be less liquidity in the market for non-tendered Series A Preferred Stock, and the market prices for non-tendered Series A Preferred Stock may therefore decline”. On June 2, 2009, the last reported sale price of the Series A Preferred Stock on the NYSE was $63.60 per share, and the last reported sale price of our Common Shares on the NYSE was $4.82 per share. We will submit a supplemental listing application to the NYSE requesting that the Common Shares to be issued in the Exchange Offer be approved for listing.

Our obligation to exchange Common Shares for shares of Series A Preferred Stock in the Exchange Offer is subject to a number of conditions that must be satisfied or waived by us, including, among others, that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. Our obligation to exchange is not subject to any minimum tender condition.

You must make your own decision whether to tender any shares of Preferred Stock in the Exchange Offer and, if so, the number of shares of Series A Preferred Stock to tender. None of KeyCorp, our financial advisors, the exchange agent, the information agent, or any other person is making any recommendation as to whether or not holders of outstanding shares of Series A Preferred Stock should tender their shares of Series A Preferred Stock for exchange in the Exchange Offer. You must make your own decision after reading this Exchange Offer and the documents incorporated by reference herein and consulting with your advisors.

We encourage you to read and carefully consider this Offer to Exchange in its entirety, in particular the risk factors beginning on page 9, for a discussion of factors that you should consider with respect to this Exchange Offer.

Our Common Shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of the Exchange Offer or of the securities to be issued in the Exchange Offer or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS OFFER TO EXCHANGE IS JUNE 3, 2009.

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NOTICE TO INVESTORS

You should rely only on the information contained in this Offer to Exchange or to which this Offer to Exchange refers you. We have not authorized anyone to provide you with different information. We are not making an offer in any jurisdiction where the Exchange Offer is not permitted. You should not assume that the information provided in this Offer to Exchange, including any information incorporated herein by reference, is accurate as of any date other than the date of this Offer to Exchange or the date of any such information incorporated herein by reference.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Exchange Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Exchange Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer. In addition, neither our financial advisor nor any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Exchange Offer. Our officers, directors and employees may solicit tenders from holders of our Series A Preferred Stock and will answer inquiries concerning the Series A Preferred Stock, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

NONE OF KEYCORP, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF SERIES A PREFERRED STOCK SHOULD EXCHANGE SERIES A PREFERRED STOCK FOR THE COMMON SHARES IN THE EXCHANGE OFFER.

This Offer to Exchange has been prepared by us solely for use in connection with the proposed Exchange Offer described herein. The information contained in this Offer to Exchange is as of the date of this Offer to Exchange only and is subject to change, completion or amendment without notice. Neither the delivery of this Offer to Exchange at any time, nor the offer, exchange, sale or delivery of any security shall, under any circumstances, create any implication that there has been no change in the information set forth in this Offer to Exchange or in our affairs since the date of this Offer to Exchange.

This Offer to Exchange does not constitute an offer to participate in the Exchange Offer to any person in any jurisdiction where it is unlawful to make such an offer. The Exchange Offer is being made on the basis of this Offer to Exchange and is subject to the terms described herein. Any decision to participate in the Exchange Offer must be based on the information contained in this document or specifically incorporated by reference herein. In making the decision to exchange, holders must rely on their own examination of us, the Common Shares to be issued in connection with the Exchange Offer and the terms of the Exchange Offer, including the merits and risks involved. Holders should not construe anything in this Offer to Exchange as legal, business or tax advice. Each holder should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the Exchange Offer under applicable legal investment or similar laws or regulations.

Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Exchange Offer or possesses or distributes this Offer to Exchange and must obtain any consent, approval or permission required by it for participation in the Exchange Offer under the laws and regulations in force in any jurisdiction to which it is subject, and we shall not have any responsibility therefor.

We reserve the right to amend, modify or withdraw the Exchange Offer at any time, and we reserve the right to reject any tender, in whole or in part, for any reason.

All of the shares of Series A Preferred Stock were issued in book-entry form, and all of the Series A Preferred Stock is currently represented by one or more global certificates held for the account of The Depositary Trust Company (“DTC”). You may tender your shares of Series A Preferred Stock by transferring the Series A Preferred Stock through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Exchange Offer—Procedures for Tendering Shares of Series A Preferred Stock.”

We are not providing for guaranteed delivery procedures and, therefore, you must allow sufficient time for the necessary tender procedures described in this Offer to Exchange to be completed prior to the expiration date. Tenders not received by the exchange agent on or prior to the expiration date will be disregarded and of no effect.

This Offer to Exchange contains summaries with respect to certain documents. All of those summaries are qualified in their entirety by reference to the actual documents for complete information. Copies of documents referred to herein will be made available to holders upon request to KeyCorp.

Notwithstanding anything herein to the contrary, investors may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the Exchange Offer.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this Exchange Offer. Information that we file later with the SEC will automatically update information in this Exchange Offer. In all cases, you should rely on the later information over different information included in this Exchange Offer. We incorporate by reference the documents listed below and any documents subsequently filed (but not documents that are furnished, unless expressly incorporated herein by a reference in such furnished document) with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 000-11302) on or after the date of this Exchange Offer and before the completion of the Exchange Offer:

•	Annual Report on Form 10-K for the year ended December 31, 2008.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

•	Current Reports on Form 8-K filed on January 22, 2009, March 16, 2009, April 21, 2009, May 11, 2009 and May 14, 2009.

•

The description of our Common Shares set forth in the registration statement on Form 8-A12B filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

Any statement contained in this Offer to Exchange or in a document (or part thereof) incorporated or considered to be incorporated by reference in this Offer to Exchange shall be considered to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained in this Offer to Exchange or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this Offer to Exchange modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute part of this Offer to Exchange.

Copies of each of the documents incorporated by reference into this Offer to Exchange (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) may be obtained at no cost by contacting D.F. King, our information agent, or KeyCorp at the following addresses and telephone numbers:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokerage Firms: (212) 269-5550

All Others: (800) 431-9633

KeyCorp

127 Public Square

Cleveland, OH 44114-1306

Attention: Investor Relations

(216) 689-4221

In order to ensure timely delivery of such documents, you must request this information no later than five business days before the date you must make your decision. Accordingly, you should make any request for documents by June 24, 2009 to ensure timely delivery of the documents prior to the expiration date.

You should rely only on the information contained in or incorporated by reference into this Offer to Exchange. We have not authorized anyone to provide you with information that is different. You should assume that the information contained or incorporated by reference in this Offer to Exchange is accurate only as of the date hereof or as of the date of the document incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a statement on Schedule TO, which contains additional information with respect to the Exchange Offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above. We will amend the Schedule TO to disclose additional material information about us and the Exchange Offer that occurs following the date of this Offer to Exchange.

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FORWARD-LOOKING STATEMENTS

This Offer to Exchange contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our long-term goals, financial condition, results of operations, earnings, levels of net loan charge-offs and nonperforming assets, interest rate exposure and profitability. These statements usually can be identified by the use of forward-looking language such as “our goal,” “our objective,” “our plan,” “will likely result,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “believes,” “estimates” or other similar words, expressions or conditional verbs such as “will,” “would,” “could” and “should.”

Forward-looking statements express management’s current expectations, forecasts of future events or long-term goals and, by their nature, are subject to assumptions, risks and uncertainties. Although management believes that the expectations, forecasts and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons, including the following factors:

•

In conjunction with the Supervisory Capital Assessment Program (“SCAP”), a component of the United States Department of the Treasury’s (the “U.S. Treasury”) Capital Assistance Program (“CAP”), the regulators determined that we need to raise $1.8 billion in additional Tier 1 common equity. Our capital raising and augmentation efforts will likely be highly dilutive to our Common Shareholders and may reduce the market price of our Common Shares. If we are unable to increase our common equity capital through the capital markets, we will be required to obtain such capital from the U.S. Treasury by converting a portion of our Fixed-Rate Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), issued under the U.S. Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) to mandatory convertible preferred shares under the CAP by November 9, 2009.

•	We may be unable to raise any or all of the private capital in the amount required to augment Tier 1 common equity as required by the regulators.

•	Converting our Series B Preferred Stock under the CAP will impose additional restrictions on operations and may affect our liquidity.

•

The credit ratings of KeyCorp and KeyBank are essential to maintaining liquidity. Further downgrades from the major credit ratings agencies in 2009 could mean that our debt ratings fall below investment-grade, which, in turn, could have an adverse effect on access to liquidity sources, cost of funds, access to investors, and collateral or funding requirements.

•

Our requirement to raise additional Tier 1 common equity could potentially require us to obtain a significant amount of additional capital from the U.S. Treasury or an individual private investor, both of which could result in a change of control for us under applicable regulatory standards and contractual terms.

•	Potential misinterpretation of the SCAP assessment results could adversely affect our ability to attract and retain customers and compete for new business opportunities.

•

Unprecedented volatility in the stock markets, public debt markets and other capital markets, including continued disruption in the fixed income markets, has affected and could continue to affect our ability to raise capital or other funding for liquidity and business purposes, as well as revenue from client-based underwriting, investment banking and other capital markets-driven businesses.

•	Interest rates could change more quickly or more significantly than management expects, which may have an adverse effect on our financial results.

•	Trade, monetary and fiscal policies of various governmental bodies may affect the economic environment in which we operate, as well as our financial condition and results of operations.

•

Changes in foreign exchange rates, equity markets and the financial soundness of bond insurers, sureties and even other unrelated financial companies have the potential to affect current market values of financial instruments which, in turn, could have a material adverse effect on us.

•	Asset price deterioration has had (and may continue to have) a negative effect on the valuation of many of the asset categories represented on our balance sheet.

•

The Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recovery and Reinvestment Act of 2009, the Financial Stability Plan announced on February 10, 2009, by the Secretary of the U.S. Treasury, in coordination with other financial institution regulators, and other initiatives undertaken by the U.S. government may not have the intended effect on the financial markets; the current extreme volatility and limited credit availability may persist. If these actions fail to help stabilize the financial markets and the current financial market and economic conditions continue or deteriorate further, our business, financial condition, results of operations, access to credit and the trading price of our Common Shares could all suffer a material decline.

•

The terms of the CPP, pursuant to which we issued Series B Preferred Stock to the U.S. Treasury may limit our ability to return capital to shareholders and could be dilutive to our Common Shareholders. If we are unable to redeem such preferred shares within five years, the dividend rate thereon will increase substantially.

•	Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions.

•

The problems in the housing markets, including issues related to the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, and related conditions in the financial markets, or other issues, such as the price volatility of oil or other commodities, could cause general economic conditions to deteriorate further. In addition, these problems may inflict further damage on the local economies, or industries in which we have significant operations or assets, and, among other things, may materially impact credit quality in existing portfolios and/or our ability to generate loans in the future.

•

Increases in interest rates or further weakening economic conditions could constrain borrowers’ ability to repay outstanding loans or diminish the value of the collateral securing those loans. Additionally, our allowance for loan losses may be insufficient if the estimates and judgments management used to establish the allowance prove to be inaccurate.

•	We may face increased competitive pressure due to the recent consolidation of certain competing financial institutions and the conversion of certain investment banks to bank holding companies.

•

We may become subject to new or heightened legal standards and regulatory requirements, practices or expectations, which may impede profitability or affect our financial condition, including new regulations imposed in connection with the TARP provisions of the EESA, such as the Financial Stability Plan and the CPP, being implemented and administered by the U.S. Treasury in coordination with other federal regulatory agencies, further laws enacted by the U.S. Congress in an effort to strengthen the fundamentals of the economy, or other regulations promulgated by federal regulators to mitigate the systemic risk presented by the current financial crisis such as the Federal Deposit Insurance Corporation’s (“FDIC”) Temporary Liquidity Guarantee Program (“TLGP”).

•

It could take us longer than anticipated to implement strategic initiatives, including those designed to grow revenue or manage expenses; we may be unable to implement certain initiatives; or the initiatives we employ may be unsuccessful.

•

Increases in deposit insurance premiums imposed on KeyBank due to the FDIC’s restoration plan for the Deposit Insurance Fund established on October 7, 2008, and continued difficulties experienced by other financial institutions may have an adverse effect on our results of operations.

•	Acquisitions and dispositions of assets, business units or affiliates could adversely affect us in ways that our management has not anticipated.

•

We are subject to voluminous and complex rules, regulations and guidelines imposed by a number of government authorities; regulatory requirements appear to be expanding in the current environment. Implementing and monitoring compliance with these requirements is a significant task, and failure to effectively do so may result in penalties or related costs that could have an adverse effect on our results of operations.

•	We may have difficulty attracting and/or retaining key executives and/or relationship managers at compensation levels necessary to maintain a competitive market position.

•	We may experience operational or risk management failures due to technological or other factors.

•	Changes in accounting principles or in tax laws, rules and regulations could have an adverse effect on our financial results or capital.

•	We may become subject to new legal obligations or liabilities, or the unfavorable resolution of pending litigation may have an adverse effect on our financial results or our capital.

•	Terrorist activities or military actions could disrupt the economy and the general business climate, which may have an adverse effect on our financial results or condition and that of our borrowers.

•

We have leasing offices and clients throughout the world. Economic and political uncertainties resulting from terrorist attacks, military actions or other events that affect countries in which we operate may have an adverse effect on those leasing clients and their ability to make timely payments.

Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. The factors discussed above are not intended to be a complete summary of all risks and uncertainties that may affect our business, the financial services industry and financial markets. Though management strives to monitor and mitigate risk, management cannot anticipate all potential economic, operational and financial developments that may have an adverse impact on our operations and financial results. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to revise any forward-looking statement to reflect subsequent events.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of shares of our 7.750% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, $1.00 par value, with a liquidation preference of $100 per share, to which we refer as the “Series A Preferred Stock”, as well as the summary that follows, highlight selected information included elsewhere or incorporated by reference in this Offer to Exchange. To fully understand the Exchange Offer and the other considerations that may be important to your decision about whether to participate in the Exchange Offer, you should carefully read this Offer to Exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this Offer to Exchange. For further information regarding KeyCorp, see the section of this Offer to Exchange entitled “Where You Can Find More Information.” Except as otherwise specified, the words “we,” “our,” “ours,” and “us” refer to KeyCorp and its direct and indirect subsidiaries on a consolidated basis.

What is the purpose of the Exchange Offer?

As part of the U.S. government’s Financial Stability Plan, on February 25, 2009, the U.S. Treasury announced preliminary details of its Capital Assistance Program, or “CAP.”

To implement the CAP, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Federal Reserve Banks, the Federal Deposition Insurance Corporation (the “FDIC”) and the Office of the Comptroller of the Currency (the “OCC”) commenced a review, referred to as the Supervisory Capital Assessment Program (the “SCAP”), of the capital of the 19 largest U.S. banking institutions, including KeyCorp. As announced on May 7, 2009, our regulators determined that we need to raise $1.8 billion in additional Tier 1 common equity or contingent common equity (i.e., mandatory convertible preferred shares). As of June 2, 2009, we have generated $1.136 billion of the required $1.8 billion in capital markets transactions described in “Summary—Other Transactions” and $126.594 million through certain asset sales that generate gain recognition. In the aggregate, we have generated $1.262 billion, or 70%, of the $1.8 billion required under the SCAP. As required by the SCAP, we submitted a comprehensive capital plan to the Federal Reserve Bank of Cleveland on June 1, 2009. This plan is subject to the Federal Reserve’s approval, in consultation with the FDIC and the United States Department of the Treasury (the “U.S. Treasury”).

On May 11, 2009, we commenced a public offering of up to $750 million in aggregate gross proceeds of our Common Shares in an “At the Market” offering and filed a prospectus supplement to our existing automatic shelf registration statement on file with the SEC in connection with such separate offering.

On May 27, 2009, we filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-159490) with respect to a proposed offer to exchange up to 106,640,577 of our Common Shares for any and all outstanding trust preferred securities (collectively, the “Retail TRUPS”) issued by KeyCorp Capital V, KeyCorp Capital VI, KeyCorp Capital VIII, KeyCorp Capital IX and KeyCorp Capital X (the “Retail Exchange Offer”). Such Registration Statement has not yet been declared effective by the SEC and, as of the date hereof, we have not yet commenced the Retail Exchange Offer. We may commence the Retail Exchange Offer at any time, including while the Exchange Offer is still pending. The launch and/or completion of the Retail Exchange Offer is not a condition to the Exchange Offer contemplated hereby or vice versa. There can be no assurance that the Retail Exchange Offer will be completed on the terms assumed for purposes of the presentation of pro forma financial information set forth in this Offer to Exchange or at all. This Offer to Exchange shall not be deemed to be an offer to exchange the Retail TRUPS. Similarly, the Registration Statement associated with the Retail Exchange Offer and any tender solicitation efforts conducted in connection therewith by any person shall not be deemed to be an offer or solicitation with respect to the exchange of the Trust Preferred Securities for Common Shares.

Through June 1, 2009, we raised $587.222 million (in net proceeds) in the previously announced “At the Market” offering. On June 2, 2009, we increased the maximum aggregate offering price of our Common Shares that can be offered and sold pursuant to the “At the Market” offering from $750 million to $1 billion. On the same day, we completed our upsized “At the Market” offering, raising an additional $398.484 million in net proceeds.

Concurrently with the Exchange Offer contemplated hereby we launched an exchange offer of up to 143,500,970 of our Common Shares for any and all of the $797,647,000 in aggregate liquidation preference of the outstanding trust preferred securities (the “Trust Preferred Securities”) of KeyCorp Capital I, KeyCorp Capital II, KeyCorp Capital III and KeyCorp Capital VII (collectively, the “KeyCorp Capital Trusts”) (the “Trust Preferred Exchange Offer”) . The completion of the Trust Preferred Exchange Offer is not a condition to the Exchange Offer or vice versa. There can be no assurance that the Trust Preferred Exchange Offer will be completed on the terms assumed for the purpose of the presentation of pro forma financial information set forth below or at all. This Exchange Offer shall not be deemed to be an offer to exchange the Trust Preferred Securities. Similarly, any tender solicitation efforts conducted in connection with the Trust Preferred Exchange Offer by any person shall not be deemed to be an offer or solicitation with respect to the exchange of Series A Preferred Stock for Common Shares.

The resulting capital issuances of such transactions, if and when consummated, will likely be highly dilutive to our Common Shareholders and may affect the market price of our Common Shares.

How many shares of Series A Preferred Stock are being sought in the Exchange Offer?

We are offering to exchange all of our outstanding shares of Series A Preferred Stock for Common Shares. As of June 2, 2009, 5,035,300 shares of Series A Preferred Stock were outstanding.

What will I receive in the Exchange Offer if I tender shares of Series A Preferred Stock and they are accepted?

For each share of Series A Preferred Stock that we accept in the Exchange Offer, you will receive a number of Common Shares equal to the Exchange Ratio, upon the terms and subject to the conditions set forth in this Offer to Exchange and the related letter of transmittal, which we refer to as the “Letter of Transmittal.” The Exchange Ratio will be calculated at 4:30 p.m., New York City time, on the second trading day immediately preceding the expiration date, as such date may be extended, which we refer to as the “Pricing Date,” as the sum of:

•	7.0922 Common Shares; plus

•	a number of Common Shares equal to $35.00 divided by the Weighted Average Price,

subject to a minimum Exchange Ratio of 7.0922 Common Shares and a maximum Exchange Ratio of 21.0922 Common Shares per share of Series A Preferred Stock. The Exchange Ratio will be rounded down to the nearest fourth decimal place.

For purposes of these calculations, “Weighted Average Price” means the arithmetic daily volume-weighted average per share price of our Common Shares for each trading day in the five consecutive trading day period ending on and including the Pricing Date. We refer to this five consecutive trading day period as the “Pricing Period.” The daily volume-weighted average price shall equal the daily volume-weighted average price for our Common Shares on the NYSE in respect of the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading at the NYSE) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading at the NYSE), as displayed under the heading Bloomberg VWAP on Bloomberg Page KEY<equity>AQR (or its equivalent successor page if such page is not available) or, if such volume-weighted average price is unavailable, the market price of one of our Common Shares on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for that purpose. The Weighted Average Price will be rounded to the nearest whole cent.

x

Our Common Shares and Series A Preferred Stock are listed on the NYSE under the symbols “KEY” and “KEY PrG,” respectively. On June 2, 2009, the last reported sale price per share of our Common Shares on the NYSE was $4.82 and the last reported sale price per share of the Series A Preferred Stock on the NYSE was $63.60.

Will fractional shares be issued in the Exchange Offer?

We will not issue fractional Common Shares in the Exchange Offer. Instead, the number of Common Shares you receive in the Exchange Offer will be rounded down to the nearest whole number.

When will I know the Exchange Ratio for the Exchange Offer?

We will calculate the Exchange Ratio on the Pricing Date and will announce it in a press release issued prior to 9:00 a.m., New York City time, on the immediately succeeding trading day (currently expected to be June 29, 2009, unless the expiration date is extended), which we refer to as the “Announcement Date”.

The press release announcing the Exchange Ratio will also be filed as an exhibit to an amendment to the Schedule TO that we have filed with the Securities and Exchange Commission relating to the Exchange Offer. In addition, from the commencement of the Exchange Offer, you will know the minimum and maximum Exchange Ratio. You can also obtain relevant information with respect to the Exchange Ratio on a daily basis during the Pricing Period as well as the final Exchange Ratio, after its determination on the Pricing Date, at http://www.key.com/exchangeoffers or by calling the information agent at the toll-free number provided on the back cover of this Offer to Exchange. See “The Exchange Offer—Exchange Ratio.”

Will I have an opportunity to tender my Series A Preferred Stock in the Exchange Offer, or withdraw previously tendered shares of Series A Preferred Stock, after the determination of the Exchange Ratio?

Yes. Since the Exchange Ratio will be calculated and announced by us prior to 9:00 a.m., New York City time, on the Announcement Date, which we currently expect to be June 29, 2009, and the Exchange Offer will not expire earlier than 11:59 p.m., New York City time, on June 30, 2009, you will have a minimum of two trading days after we announce the Exchange Ratio to tender your shares of Series A Preferred Stock in the Exchange Offer or to withdraw your previously tendered shares of Series A Preferred Stock. See “The Exchange Offer—Exchange Ratio” and “The Exchange Offer—Withdrawal of Tenders.”

How does the consideration I will receive if I tender my shares of Series A Preferred Stock compare to the payments I will receive on the shares of Series A Preferred Stock if I do not tender?

If you tender shares of Series A Preferred Stock in the Exchange Offer, you will receive a minimum of 7.0922 and a maximum of 21.0922 Common Shares for each share of Series A Preferred Stock you tender. The actual number of Common Shares you will receive for each share of Series A Preferred Stock validly tendered and accepted will be equal to (i) 7.0922 Common Shares plus (ii) a number of Common Shares equal to $35.00 divided by the Weighted Average Price of our Common Shares, subject to the maximum and minimum Exchange Ratio described above. You will also be entitled to receive cash dividends on our Common Shares when, as and if declared by our board of directors on or after the closing date of the Exchange Offer. The payment of future cash dividends will depend upon, among other things, our financial condition, cash provided by operations, the level of our regulatory capital, our future business prospects and any contractual restrictions. We recently announced our intention to reduce our quarterly dividend to $0.01 per share and do not expect to increase our quarterly dividend above $0.01 for the foreseeable future and could determine to eliminate our Common Share dividend altogether. See “Risk Factors—You may not receive dividends on our Common Shares” and “Dividend Policy” for additional information.

If you do not participate in the Exchange Offer, you will continue to hold shares of Series A Preferred Stock, which are convertible at any time by the holder and, under certain circumstances, by us, at a conversion rate that is currently 7.0922 Common Shares per share of Series A Preferred Stock, subject to adjustment. See “Description of the Series A Preferred Stock.” Additionally, you will continue to receive, when, as and if declared by our board of directors, an annual dividend of approximately $7.75 for each share of Series A Preferred Stock, paid in quarterly installments on March 15, June 15, September 15 and December 15 of each year for as long as such shares remain outstanding.

What other rights will I lose if I tender my shares of Series A Preferred Stock in the Exchange Offer?

If you validly tender your shares of Series A Preferred Stock and we accept them for exchange, you will lose the rights of a holder of Series A Preferred Stock, which are described below in this Offer to Exchange. For example, you would lose the right to receive quarterly dividend payments when, if and as declared by our board of directors. You would also lose the right to receive, out of assets available for distribution to our shareholders and before any distribution is made to the holders of capital stock ranking junior to the Series A Preferred Stock (including Common Shares), a liquidation preference in the amount of $100 per share of Series A Preferred Stock, plus accumulated declared and unpaid dividends, upon any voluntary or involuntary liquidation, winding up or dissolution of KeyCorp.

May I tender only a portion of the shares of Series A Preferred Stock that I hold?

Yes. You do not have to tender all of your shares of Series A Preferred Stock to participate in the Exchange Offer.

If the Exchange Offer is consummated and I do not participate in the Exchange Offer or I do not tender all of my shares of Series A Preferred Stock in the Exchange Offer, how will my rights and obligations under my remaining outstanding shares of Series A Preferred Stock be affected?

The terms of your shares of Series A Preferred Stock, if any, that remain outstanding after the consummation of the Exchange Offer will not change as a result of the Exchange Offer.

How will the Exchange Offer affect the trading market for the shares of Series A Preferred Stock that are not exchanged?

If a sufficiently large number of shares of Series A Preferred Stock do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding shares of Series A Preferred Stock is expected to be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in shares of Series A Preferred Stock. See “Risk Factors—Risks to Holders of Non-Tendered Series A Preferred Stock—There will be less liquidity in the market for non-tendered Series A Preferred Stock, and the market prices for non-tendered Series A Preferred Stock may therefore decline.”

What does KeyCorp intend to do with the shares of Series A Preferred Stock that are tendered in the Exchange Offer?

Shares of Series A Preferred Stock accepted for exchange by us in the Exchange Offer will be retired and cancelled, and will be restored to the status of authorized but unissued shares of preferred stock and undesignated as to series.

Is KeyCorp making a recommendation regarding whether you should tender in the Exchange Offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your shares of Series A Preferred Stock in the Exchange Offer. Accordingly, you must make your own determination as to whether to tender your shares of Series A Preferred Stock in the Exchange Offer and, if so, the number of shares of Series A Preferred Stock to tender. Before making your decision, we urge you to carefully read this Offer to Exchange in its entirety, including the information set forth in the section of this Offer to Exchange entitled “Risk Factors,” and the other documents incorporated by reference in this Offer to Exchange.

Will the Common Shares to be issued in the Exchange Offer be listed for trading?

We will submit a supplemental listing application to the NYSE requesting that the Common Shares to be issued in the Exchange Offer be approved for listing. Generally, the Common Shares you receive in the Exchange Offer will be freely tradable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act. For more information regarding the market for our Common Shares, see the section of this Offer to Exchange entitled “Market for Common Shares and Series A Preferred Stock.”

What are the conditions to the Exchange Offer?

The Exchange Offer is conditioned upon the closing conditions described in “The Exchange Offer Conditions to the Exchange Offer”. We may waive certain conditions of the Exchange Offer. If any of the conditions is not satisfied or waived, we will not accept and exchange any validly tendered shares of Series A Preferred Stock. For more information regarding the conditions to the Exchange Offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Conditions to the Exchange Offer.”

How will fluctuations in the trading price of Common Shares affect the consideration offered to holders of shares of Series A Preferred Stock?

We are offering to exchange a number of our Common Shares for each share of Series A Preferred Stock equal to 7.0922 plus a number of Common Shares with a value equivalent to $35.00 based on the Weighted Average Price. If the market price of our Common Shares declines, the value of the fixed portion of the Common Shares you will receive in exchange for your shares of Series A Preferred Stock will decline; however, the number of Common Shares having a value equivalent to $35.00 will increase, and you will therefore receive a greater number of Common Shares in total. The trading value of our Common Shares could fluctuate depending upon any number of factors, including factors specific to us and factors that influence the trading prices of equity securities generally.

When does the Exchange Offer expire?

The Exchange Offer will expire at 11:59 p.m., New York City time, on June 30, 2009, which we refer to as the “expiration date”, unless extended or earlier terminated by us.

Under what circumstances can the Exchange Offer be extended, amended or terminated?

We do not intend to extend or amend the Exchange Offer. However, we reserve the right to extend the Exchange Offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the expiration date of the Exchange Offer. Further, we may be required by law to extend the Exchange Offer if we make a material change in the terms of the Exchange Offer or in the information contained in this Offer to Exchange or waive a material condition to the Exchange Offer. During any extension of the Exchange Offer, shares of Series A Preferred Stock that were previously tendered and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our discretion, to terminate the Exchange Offer at any time prior to the expiration date of the Exchange Offer if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no shares of Series A Preferred Stock will be accepted for exchange and any shares of Series A Preferred Stock that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the Exchange Offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Extension, Amendment or Termination.”

How will I be notified if the Exchange Offer is extended, amended or terminated?

If the Exchange Offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release, with the announcement in the case of an extension to be issued no later than 9:00 a.m.,

New York City time, on the first business day after the previously scheduled expiration date of the Exchange Offer. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see the section of this Offer to Exchange entitled “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination.”

How will the Weighted Average Price be affected by an extension of the Exchange Offer?

Even if we extend the Exchange Offer, the Weighted Average Price will still be determined using the average of the daily per share-volume-weighted average price of our Common Shares on the NYSE for each of the five consecutive trading days ending on and including the Pricing Date. For information about fluctuations in the share price of our Common Shares, see below under “Risk Factors.”

What risks should I consider in deciding whether or not to tender my Series A Preferred Stock?

In deciding whether to participate in the Exchange Offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the Series A Preferred Stock and our Common Shares described in the section of this Offer to Exchange entitled “Risk Factors,” and the documents incorporated by reference in this Offer to Exchange.

What are the federal income tax consequences of my participating in the Exchange Offer?

Please see the section of this Offer to Exchange entitled “Material U.S. Federal Income Tax Consequences.” We recommend that you consult your own tax advisor for a full understanding of the tax consequences of participating in the Exchange Offer.

Are the financial condition and results of operations of KeyCorp relevant to my decision to tender in the Exchange Offer?

Yes. The price of both our Common Shares and our Series A Preferred Stock is closely linked to our financial condition and results of operations.

Will KeyCorp receive any cash proceeds from the Exchange Offer?

No. We will not receive any cash proceeds from the Exchange Offer.

How do I tender my shares of Series A Preferred Stock?

If you beneficially own shares of Series A Preferred Stock that are held in the name of a broker or other nominee and wish to tender such shares of Series A Preferred Stock, you should promptly instruct your broker or other nominee to tender on your behalf. If you are a participant of The Depository Trust Company, which we refer to in this Offer to Exchange as “DTC”, then to tender shares of Series A Preferred Stock, Computershare Trust Company, N.A., the exchange agent, must receive, prior to the expiration date of the exchange offer either (i) a timely confirmation of book-entry transfer of such shares of Series A Preferred Stock and an agent’s message through the automated tender offer program of DTC, according to the procedure for book-entry transfer described in this Offer to Exchange or (ii) a completed Letter of Transmittal. For more information regarding the procedures for tendering your shares of Series A Preferred Stock, see the section of this Offer to Exchange entitled “The Exchange Offer—Procedures for Tendering Shares of Series A Preferred Stock.”

What must I do to participate if my Shares of Series A Preferred Stock are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Shares of Series A Preferred Stock and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender Shares of Series A Preferred Stock on your behalf. In some cases, the nominee may request submission of such instructions on a Beneficial Owner’s Instruction Form. Please check with your nominee to determine the procedures for such form.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for your instruction.

Should you have any questions as to the procedures for tendering your Shares of Series A Preferred Stock, please call your broker, dealer, commercial bank, trust company or other nominee, or call our information agent, D.F. King & Co., Inc., at its telephone number set forth on the back cover page of this Offer to Exchange.

In order to validly tender your Shares of Series A Preferred Stock in the Exchange Offer, you or your broker, dealer, commercial bank, trust company or other nominee must follow the procedures described under “The Exchange Offer—Procedures for Tendering Shares of Series A Preferred Stock.”

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. IF YOU HOLD YOUR SHARES OF SERIES A PREFERRED STOCK THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD KEEP IN MIND THAT SUCH ENTITY MAY REQUIRE YOU TO TAKE ACTION WITH RESPECT TO THE EXCHANGE OFFER A NUMBER OF DAYS BEFORE THE EXPIRATION DATE IN ORDER FOR SUCH ENTITY TO TENDER SHARES OF SERIES A PREFERRED STOCK ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

What happens if some or all of my shares of Series A Preferred Stock are not accepted for exchange?

If we decide for any reason not to accept some or all of your shares of Series A Preferred Stock, the shares of Series A Preferred Stock we do not accept will be returned to you, at our expense, promptly after the expiration or termination of the Exchange Offer by book-entry transfer into the account maintained at DTC from which they were delivered. DTC will credit any validly withdrawn or unaccepted shares of Series A Preferred Stock to the account maintained at DTC from which they were delivered. For more information, see the section of this Offer to Exchange entitled “The Exchange Offer—Return of Unaccepted Shares of Series A Preferred Stock.”

Until when may I withdraw previously tendered shares of Series A Preferred Stock?

If not previously returned, you may withdraw previously tendered shares of Series A Preferred Stock at any time until the Exchange Offer has expired. In addition, you may withdraw any shares of Series A Preferred Stock that you tender that are not accepted for exchange by us after the expiration of 40 business days from the commencement of the Exchange Offer on June 3, 2009. For more information, see the section of this Offer to Exchange entitled “The Exchange Offer—Withdrawal of Tenders.”

How do I withdraw previously tendered shares of Series A Preferred Stock?

To withdraw previously tendered shares of Series A Preferred Stock, you must comply with the appropriate procedures. For more information regarding the procedures for withdrawing tendered shares of Series A Preferred Stock, see the section of this Offer to Exchange entitled “The Exchange Offer—Withdrawal of Tenders.”

Will I have to pay any fees or commissions if I tender my shares of Series A Preferred Stock?

If your shares of Series A Preferred Stock are held through a broker or other nominee who tenders the Series A Preferred Stock on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the Exchange Offer?

If you have questions regarding the procedures for tendering in the Exchange Offer, require additional Exchange Offer materials or require assistance in tendering your shares of Series A Preferred Stock, please contact D.F. King & Co., Inc., our information agent. You can call the information agent toll-free at (800) 431-9633. You may also write to the information agent at the address set forth on the back cover of this Offer to Exchange.

SUMMARY

This summary highlights some of the information contained, or incorporated by reference, in this Offer to Exchange to help you understand our business and the Exchange Offer. It does not contain all of the information that is important to you. You should carefully read this Offer to Exchange, including the information incorporated by reference into this Offer to Exchange, to understand fully the terms of the Exchange Offer, as well as the other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 9, the information set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and the section entitled “Forward-Looking Statements” beginning on page vi.

Unless stated otherwise, the discussion in this Offer to Exchange of our business includes the business of KeyCorp and its direct and indirect subsidiaries. Unless otherwise indicated or the context otherwise requires, the terms “we,” “us” and “our” refer to KeyCorp and its direct and indirect subsidiaries on a consolidated basis.

About KeyCorp

KeyCorp, organized in 1958 under the laws of the State of Ohio, is headquartered in Cleveland, Ohio. We are a bank holding company and financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). KeyCorp is the parent holding company for KeyBank National Association (“KeyBank”), its principal subsidiary, through which most of its banking services are provided. Through KeyBank and certain other subsidiaries, KeyCorp provides a wide range of retail and commercial banking, commercial leasing, investment management, consumer finance and investment banking products and services to individual, corporate and institutional clients through two major business groups, Community Banking and National Banking.

In addition to the customary banking services of accepting deposits and making loans, our bank and trust company subsidiaries offer personal and corporate trust services, personal financial services, access to mutual funds, cash management services, investment banking and capital markets products, and international banking services. Through our subsidiary bank, trust company and registered investment advisor subsidiaries, we provide investment management services to clients that include large corporate and public retirement plans, foundations and endowments, high-net-worth individuals and multiemployer trust funds established for providing pension, vacation or other benefits to employees.

We provide other financial services—both inside and outside of our primary banking markets — through our nonbank subsidiaries. These services include accident, health, and credit-life insurance on loans made by KeyBank, principal investing, community development financing, securities underwriting and brokerage, and merchant services. We are an equity participant in a joint venture with Key Merchant Services, LLC, which provides merchant services to businesses.

Our principal office and mailing address is 127 Public Square, Cleveland, Ohio 44114-1306. Our telephone number is (216) 689-4221.

Purpose of the Exchange Offer

As part of the U.S. government’s Financial Stability Plan, on February 25, 2009, the U.S. Treasury announced preliminary details of its Capital Assistance Program (“CAP”), which is designed to: (1) restore confidence throughout the financial system by ensuring that the largest U.S. banking institutions have sufficient capital to absorb higher than anticipated potential future losses that could occur as a result of a more severe economic environment; and (2) support lending to creditworthy borrowers.

The CAP is comprised of two components: (1) a supervisory exercise referred to as the Supervisory Capital Assessment Program—the SCAP—that involves a forward-looking capital assessment to evaluate the capital needs of major U.S. financial institutions, including KeyCorp, under a set of assumptions positing a more challenging economic environment, and (2) access for qualifying financial institutions to capital from the U.S. government to provide a buffer to the extent sufficient private (i.e., non-governmental) sources of capital cannot be found, should such assessment indicate that an additional capital buffer is warranted. For eligible U.S. financial institutions with assets in excess of $100 billion at December 31, 2008, participation in the SCAP was mandatory, whether or not they intend to access the government capital available under the CAP.

To implement the CAP, the Federal Reserve, the Federal Reserve Banks, the FDIC, and the OCC commenced a review, referred to as the SCAP, of the capital of the nineteen largest U.S. banking institutions. The SCAP involved a forward-looking capital assessment, or “stress test”, of all domestic bank holding companies with risk-weighted assets of more than $100 billion, including KeyCorp, at December 31, 2008. The SCAP was intended to estimate 2009 and 2010 credit losses, revenues and reserve needs for each of these bank holding companies under a macroeconomic scenario that reflects a consensus expectation for the depth and duration of the recession, and a “more adverse than expected” scenario that reflects the possibility of a longer, more severe recession than the so-called “consensus expectation”. Based on the results of the SCAP review, regulators made a determination as to the extent to which a bank holding company would need to augment its capital, by raising additional capital, effecting a change in the composition of its capital, or both. The purpose of the SCAP was to ensure that the institutions reviewed have sufficient capital to absorb higher than anticipated potential future losses and remain sufficiently capitalized over the next two years to facilitate lending to creditworthy borrowers should the “more adverse than expected” macroeconomic scenario become a reality.

As announced on May 7, 2009, under the SCAP, our regulators determined that we need to raise $1.8 billion in additional Tier 1 common equity or contingent common equity (i.e., mandatory convertible preferred shares). As of June 2, 2009, KeyCorp had generated $1.136 billion of the required $1.8 billion in capital market transactions described in “Summary—Other Transactions” and $126.594 million through certain asset sales. In the aggregate, KeyCorp has generated $1.262 billion or 70% of the $1.8 billion required under the SCAP. As required by the SCAP, we submitted a comprehensive capital plan to the Federal Reserve Bank of Cleveland on June 1, 2009. This plan is subject to the Federal Reserve’s approval, in consultation with the FDIC and the U.S. Treasury. The capital plan has a number of components, but it primarily requires that we develop an action plan for raising the required amount of additional Tier 1 common equity from private sources in order to maintain a Tier 1 risk-based capital ratio of at least 6% and a Tier 1 common equity ratio of at least 4%, in each case under the SCAP’s “more adverse than expected” macroeconomic scenario.

We will have until November 9, 2009, to either: (i) raise this additional capital through public or private capital transactions or (ii) if these actions fail to raise the necessary capital, we would then convert a portion of our Series B Preferred Stock previously issued to the U.S. Treasury under the CPP to mandatory convertible preferred shares under the U.S. Treasury’s CAP.

Other Transactions

On May 11, 2009, we commenced a public offering of up to $750 million in aggregate gross proceeds of our Common Shares in an “At the Market” offering and filed a prospectus supplement to our existing automatic shelf registration statement on file with the SEC in connection with such separate offering. On June 2, 2009, we increased the aggregate gross proceeds that may be sold in the “At the Market” offering from $750 million to $1.0 billion, and completed the offering on the same day by selling all remaining Common Shares available for issuance. Upon completion of the “At the Market” offering, we will have issued 205,438,975 Common Shares under the program for an average price of $4.87 per share.

On May 27, 2009, we filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-159490) with respect to a proposed Retail Exchange Offer to exchange up to 106,640,577 of our Common Shares for any and all outstanding Retail TRUPS. Such Registration Statement has not yet been declared effective by the SEC and, as of the date hereof, we have not yet commenced the Retail Exchange Offer. We may commence the Retail Exchange Offer at any time, including while the Exchange Offer is still pending. The launch and/or completion of the Retail Exchange Offer is not a condition to the Exchange Offer contemplated hereby or vice versa. There can be no assurance that the Retail Exchange Offer will be completed on the terms assumed for purposes of the presentation of pro forma financial information set forth in this Offer to Exchange or at all. This Offer to Exchange shall not be deemed to be an offer to exchange the Retail TRUPS. Similarly, the Registration Statement associated with the Retail Exchange Offer and any tender solicitation efforts conducted in connection therewith by any person shall not be deemed to be an offer or solicitation with respect to the exchange of the Trust Preferred Securities for Common Shares.

Through June 1, 2009, we raised $587.222 million (in net proceeds) in the previously announced “At the Market” offering. On June 2, 2009, we increased the maximum aggregate offering price of our Common Shares that can be offered and sold pursuant to the “At the Market” offering from $750 million to $1 billion. On that same day, we completed our upsized “At the Market” offering, raising an additional $398.484 net proceeds.

Concurrently with the Exchange Offer contemplated hereby we launched an exchange offer of up to 143,500,970 of our Common Shares for any and all of the $797,647,000 in aggregate liquidation preference of the outstanding Trust Preferred Securities of the KeyCorp Capital Trusts (the “Trust Preferred Exchange Offer”) . The completion of the Trust Preferred Exchange Offer is not a condition to the Exchange Offer or vice versa. There can be no assurance that the Trust Preferred Exchange Offer will be completed on the terms assumed for the purpose of the presentation of pro forma financial information set forth within this Offer to Exchange or at all. This Exchange Offer shall not be deemed to be an offer to exchange the Trust Preferred Securities. Similarly, any tender solicitation efforts conducted in connection with the Trust Preferred Exchange Offer by any person shall not be deemed to be an offer or solicitation with respect to the exchange the Series A Preferred Stock for Common Shares.

The resulting capital issuances of such transactions if and when consummated, will likely be highly dilutive to our Common Shareholders and may affect the market price of our Common Shares.

The Exchange Offer

Offeror	KeyCorp

Securities Subject to the Exchange Offer	5,035,300 shares of our Series A Preferred Stock, representing all of the outstanding shares of our Series A Preferred Stock.

The Exchange Offer	We are offering to exchange a number of our Common Shares equal to the Exchange Ratio for each validly tendered and accepted share of Series A Preferred Stock upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal. Fractional shares will not be issued in the Exchange Offer. Instead, the number of Common Shares you receive in the Exchange Offer will be rounded down to the nearest whole number.

Any shares of Series A Preferred Stock not exchanged will remain outstanding. The shares of Series A Preferred Stock validly tendered and accepted for exchange in the Exchange Offer will be retired and cancelled.

The Exchange Ratio	The Exchange Ratio will be calculated at 4:30 p.m., New York City time, on the second trading day immediately preceding the expiration date, which we refer to as the “Pricing Date”, as the sum of:

•	7.0922, plus

•	a number of Common Shares equal to $35.00 divided by the Weighted Average Price,

subject to a minimum Exchange Ratio of 7.0922 Common Shares and a maximum Exchange Ratio of 21.0922 Common Shares. The Exchange Ratio will be rounded to the nearest fourth decimal place.

For purposes of these calculations, “Weighted Average Price” means the arithmetic daily volume-weighted average price of our Common Shares on the NYSE, on each trading day during the five consecutive trading day period ending on and including the Pricing Date.

Publication of Exchange Ratio Information	Throughout the Exchange Offer, indicative exchange ratios will be available at http://www.key.com/exchangeoffers and from the information agent at one of its numbers listed on the back cover page of this Exchange Offer. We will announce the final Exchange Ratio by 9:00 a.m., New York City time, on the Announcement Date, and the final Exchange Ratio will also be available by that time at http://www.key.com/exchangeoffers and from the information agent.

Certain Consequences to Non-Tendering Holders	Shares of Series A Preferred Stock not exchanged in the Exchange Offer will remain outstanding after the consummation of the Exchange Offer. If a sufficiently large number of shares of Series A

Preferred Stock do not remain outstanding after the Exchange Offer, the trading market for the remaining outstanding shares of Series A Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in shares of Series A Preferred Stock. See “Risk Factors—Risks to Holders of Non-Tendered Series A Preferred Stock.”

Comparison of the Rights of Series A Preferred Stock and Common Shares	There are material differences between the rights of a holder of our Common Shares and a holder of the Series A Preferred Stock. See “Comparison of Rights of Holder of Series A Preferred Stock and Holders of Common Shares.”

No Appraisal Rights	No appraisal rights are available to holders of shares of Series A Preferred Stock in connection with the Exchange Offer.

Holders Eligible to Participate in the Exchange Offer	All holders of shares of Series A Preferred Stock are eligible to participate in the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Market Trading	Shares of Series A Preferred Stock are listed and traded on the NYSE under the symbol “Key PrG” and our Common Shares are listed on the NYSE under the symbol “KEY.” We will submit a supplemental listing application to the NYSE requesting that the Common Shares to be issued in the Exchange Offer be approved for listing. On June 2, 2009, the last full trading day on the NYSE prior to the commencement of the Exchange Offer, the last reported sale price of the Series A Preferred Stock was $63.60 per share and the last reported sale price of our Common Shares was $4.82 per share. We urge you to obtain current market price information for the Series A Preferred Stock and the Common Shares before deciding whether to participate in the Exchange Offer. For trading information regarding such securities, you may contact our information agent at the telephone number set forth on the back cover of this Offer to Exchange. See “Market For Common Shares and Series A Preferred Stock.”

Expiration Date	The Exchange Offer will expire at 11:59 p.m., New York City time, on June 30, 2009, unless extended by us (such date and time, as the same may be extended, the “expiration date”). We, in our sole discretion, may extend the expiration date for the Exchange Offer for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the Exchange Offer. See “The Exchange Offer—Expiration Date” and “The Exchange Offer—Extension, Termination or Amendment.”

Settlement Date	The settlement date of the Exchange Offer will be promptly following the expiration date. We currently expect the settlement date to be three business days after the expiration date.

Purpose of the Exchange Offer	We are making this offer to augment the quality and composition of our capital and to increase the Tier 1 common equity component of our capitalization. See “Background and Purpose of the Exchange Offer.”

Conditions to the Exchange Offer	Consummation of the Exchange Offer is conditioned upon the satisfaction or waiver of certain conditions. See “The Exchange Offer—Conditions to the Exchange Offer.”

Amendment and Termination	KeyCorp has the right to terminate or withdraw, in its sole discretion, the Exchange Offer at any time and for any reason, including if the conditions to the Exchange Offer are not met by the expiration date. KeyCorp reserves the right, subject to applicable law, (i) to waive any and all of the conditions of the Exchange Offer on or prior to the expiration date and (ii) to amend the terms of the Exchange Offer. In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated on or prior to the expiration date, no consideration will be paid or become payable to holders who have properly tendered their Series A Preferred Stock pursuant to the Exchange Offer. In any such event, the Series A Preferred Stock previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders. See “The Exchange Offer—Extension, Termination or Amendment.”

How to Tender Series A Preferred Stock	If your shares of Series A Preferred Stock are held through a broker, dealer, commercial bank, trust company or other nominee, you should contact that nominee promptly and instruct him, her or it to tender your shares of Series A Preferred Stock on your behalf. If you are a DTC participant, you may electronically transmit your acceptance through ATOP. See “The Exchange Offer—Procedures for Tendering Shares of Series A Preferred Stock.” For further information on how to tender shares of Series A Preferred Stock, contact our information agent at the telephone number set forth on the back cover of this Offer to Exchange or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for your instruction.

WE ARE NOT PROVIDING FOR GUARANTEED DELIVERY PROCEDURES AND THEREFORE YOU MUST ALLOW SUFFICIENT TIME FOR THE NECESSARY TENDER PROCEDURES TO BE COMPLETED DURING NORMAL BUSINESS HOURS OF DTC ON OR PRIOR TO THE EXPIRATION DATE. TENDERS NOT RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE WILL BE DISREGARDED AND OF NO EFFECT.

Withdrawal	You may withdraw previously tendered shares at any time before the expiration date. In addition, you may withdraw any shares that you tender that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the Exchange Offer. If you are a DTC participant, you must comply with the withdrawal procedures of DTC, described herein.

To withdraw previously tendered shares, you are required to submit a notice of withdrawal to the exchange agent, in accordance with the procedures described herein and in the Letter of Transmittal. See “The Exchange Offer—Withdrawal of Tenders.”

Risk Factors	Your decision whether to participate in the Exchange Offer and to exchange your shares of Series A Preferred Stock for Common Shares will involve risk. You should be aware of and carefully consider the risk factors set forth in “Risk Factors” along with all of the other information provided or referred to in this Offer to Exchange and the documents incorporated by reference herein, before deciding whether to participate in the Exchange Offer.

Resale of Common Shares Received in the Exchange Offer	The issuance of shares upon exchange of shares of Series A Preferred Stock is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Since all outstanding shares of Series A Preferred Stock were registered under the Securities Act, we expect that all of our Common Shares issued in the Exchange Offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act. See “Certain Securities Laws Considerations.”

Certain U.S. Federal Income Tax Consequences

We intend to treat the exchange of your shares of Series A Preferred Stock for our Common Shares as a recapitalization. For a more detailed discussion of the material U.S. federal income tax consequences of the Exchange Offer, see “Certain U.S. Federal

Income Tax Consequences.” You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Exchange Offer.

Exchange Agent and Information Agent	Computershare Trust Company, N.A. is the exchange agent and D.F. King is the information agent for the Exchange Offer. Their respective addresses and telephone numbers are listed on the back cover page of this Offer to Exchange. See “Exchange Agent and Information Agent.”

Further Information	If you have questions about the terms of the Exchange Offer, please contact the information agent. After we have determined and announced the Weighted Average Price, you also may contact our information agent to obtain the Weighted Average Price and the number of Common Shares issuable for each exchanged share of Series A Preferred Stock. In addition, the daily per share volume-weighted average price of our Common Shares for each of the days in the five consecutive trading day period during which the Weighted Average Price is determined will be available at http://www.key.com/exchangeoffers. If you have questions regarding the procedures for tendering your shares of Series A Preferred Stock, please contact the exchange agent.

RISK FACTORS

You should carefully consider the risks described below and all of the information contained and incorporated by reference in this Offer to Exchange before you decide whether to participate in the Exchange Offer. In particular, you should carefully consider, among others, the matters discussed below and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Implementation of Our Capital Plan

The results of the SCAP assessment, a stress test, recently conducted by our regulators pursuant to the U.S. Treasury’s CAP requires us to raise additional capital that will likely be highly dilutive to our Common Shares.

In our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, we reported that under the U.S. Treasury’s CAP we were required to participate in SCAP to determine whether we would be required to raise additional capital. As announced on May 7, 2009, under the SCAP assessment, we are required to increase the amount of our Tier 1 common equity by $1.8 billion within six months, $537.688 million of which, subject to regulatory approval, remains to be raised as of June 2, 2009. Alternatively, we would be required to accept contingent common equity under the CAP, in the form of mandatory convertible preferred shares issued to the U.S. Treasury. We will have until November 9, 2009 to either: (1) raise this additional capital through public or private capital transactions, or (2) if we are unable to consummate such transactions or to the extent they prove insufficient to raise the required amount of capital, convert a portion of our Series B Preferred Stock issued to the U.S. Treasury under the CPP to mandatory convertible preferred shares under the CAP and issue warrants to acquire additional Common Shares. Any additional capital, whether raised through such public or private transactions or through the conversion of our Series B Preferred Stock and the issuance of warrants to the U.S. Treasury, will likely be highly dilutive to Common Shareholders and may reduce the market price of our Common Shares.

We may not be able to raise private (i.e., non-governmental) capital in the amount required or at all.

There can be no assurance that private capital will be available to us on acceptable terms or at all, or that sufficient holders of our Series A Preferred Stock or trust preferred securities will be willing to exchange such securities (whether in the Exchange Offer contemplated hereby, the Trust Preferred Exchange Offer, the Retail Exchange Offer or in such other exchange offers as we may make) for our Common Shares to achieve the required Tier 1 common equity capital level. As of June 2, 2009, we have raised approximately $1.262 billion of private capital through our “At the Market” offering and through non-governmental exchange transactions and certain other asset sales that generate gain recognition. If we are unable to raise all or part of the amount of capital needed to raise through private capital transactions, we will be required to obtain capital from the U.S. Treasury by converting our Series B Preferred Stock issued under the CPP to mandatory convertible preferred shares under the CAP. To view the standard CAP term sheet, including a summary of the terms of the securities that the U.S. Treasury receives in connection with any CAP issuance, see www.financialstability.gov.

Our capital plan contemplates our issuing a significant amount of Common Shares over the next six months. The issuance of a significant amount of Common Shares will be dilutive to holders of our Common Shares, including participants in the Exchange Offer.

As part of our capital plan, we are contemplating various methods of raising the remaining amount of Tier 1 common equity we are required to raise under the SCAP. In addition to this Exchange Offer, (i) on May 27, 2009 we filed with the SEC a registration statement with respect to a proposed exchange offer of our Common Shares for any and all outstanding Retail TRUPS, (ii) contemporaneously with this Exchange Offer, we launched the Trust Preferred Exchange Offer and (iii) we have completed and contemplate certain other asset sales that generate gain recognition. In the event that the foregoing transactions do not raise the remaining amount of Tier 1 common equity we are required to raise under the SCAP, we would, subject to market conditions, consider raising the remaining amounts of Tier 1 common equity capital required under SCAP through additional offerings of our Common Shares, on a public and/or private basis.

This offering and other future issuances of Common Shares will result in significant dilution to holders of our Common Shares, including participants in the Exchange Offer.

Although not currently contemplated, we could also obtain a portion of the required increase in our Tier 1 common equity by exchanging (with the approval of the Treasury) a number of shares of the Series B Preferred Stock we issued to the Treasury under the CPP for shares of mandatory convertible preferred stock issued under the CAP, or for Common Shares or another common equivalent security that the Treasury otherwise agrees to purchase, directly or indirectly. Such an exchange could also involve the issuance of a warrant to the Treasury to purchase additional Common Shares as contemplated by the published terms of the CAP. In addition, in connection with purchasing the Series B Preferred Stock, pursuant to a Letter Agreement dated November 14, 2008 and the Securities Purchase Agreement—Standard Terms attached thereto, the Treasury received a warrant to purchase 35,244,361 of our Common Shares at an initial per share exercise price of $10.64, subject to adjustment, which expires ten years from the issuance date, and we have agreed to provide the Treasury with registration rights covering the warrant and the underlying Common Shares. Even if we were to redeem the Series B Preferred Stock there is no assurance that this warrant will be fully retired, and therefore that it will not be exercised, prior to its expiration date. The issuance of additional Common Shares or common equivalent securities in future equity offerings, to the Treasury under the SCAP or otherwise, or as a result of the exercise of the warrant the Treasury holds will dilute the ownership interest of our existing common shareholders.

In addition, the terms of the warrant we issued to the Treasury under the CPP provides that, if we issue Common Shares or securities convertible or exercisable into, or exchangeable for, Common Shares at a price that is less than 90% of the market price of such shares on the last trading day preceding the date of the agreement to sell such shares, the number and the per share price of Common Shares to be purchased pursuant to the warrant will be adjusted pursuant to its terms. We may also choose to issue securities convertible into or exercisable for our Common Shares and such securities may themselves contain anti-dilution provisions. Such anti-dilution adjustment may have a further dilutive effect on other holders of our Common Shares.

There can be no assurances that we will not in the future determine that it is advisable, or that we will not encounter circumstances where we determine it is necessary, to issue additional Common Shares, securities convertible into or exchangeable for Common Shares or common-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. The market price of our Common Shares could decline as a result of this offering or other offerings, as well as other sales of a large block of our Common Shares or similar securities in the market thereafter, or the perception that such sales could occur.

Converting our Series B Preferred Stock to mandatory convertible preferred shares under the CAP is likely to impose additional restrictions on operations and could adversely affect liquidity.

The issuance of mandatory preferred securities under the CAP is likely to impose additional conditions and limitations related to executive compensation and corporate governance upon us as well as new public reporting obligations. Many of our competitors will not be subject to these restrictions and therefore may gain a competitive advantage.

Furthermore, the CAP mandatory convertible preferred shares would accrue cumulative dividends at a rate of 9% per annum until their mandatory conversion to Common Shares after seven years or prior redemption. The annual interest payments on $1.8 billion of CAP capital are $162 million. This would represent an increase in dividend payments over the current CPP rate of 5% per annum (for the first five years) of $72 million, which could adversely impact liquidity, limit our ability to return capital to shareholders and have a material adverse effect on us.

Converting our Series B Preferred Stock to mandatory convertible preferred shares under the CAP would result in the U.S. government acquiring a significant interest in us, which may have an adverse effect on operations and the market price of our Common Shares. Likewise, the potential issuance of a significant amount of Common Shares or equity convertible into our Common Shares to a private investor or group of private investors may have the same effect.

Converting a large amount of our Series B Preferred Stock issued under the CPP to mandatory convertible preferred shares issued under the CAP could result in the U.S. Treasury becoming a significant shareholder of us. Even if the U.S. Treasury does not control a majority of voting power, it may be able to exert significant influence on matters submitted to shareholders for approval, including the election of directors and certain transactions. The U.S. Treasury may also transfer all, or a portion of, its shares to another person or entity and, in the event of such a transfer, that person or entity could become a significant shareholder of us. In addition, any issuance of a large amount of common equity or equity convertible into common to a private investor or group of investors may pose similar risks.

Having a significant shareholder may make some future transactions more difficult or perhaps impossible to complete without the support of such shareholder. The interests of the significant shareholder, may not coincide with our interests or the interests of other shareholders. There can be no assurance that any significant shareholder will exercise its influence in our best interests as opposed to its best interests as a significant shareholder. A significant shareholder may make it difficult to approve certain transactions even if they are supported by the other shareholders, which may have an adverse effect on the market price of our Common Shares.

Issuing a significant amount of convertible preferred equity to the U.S. Treasury or issuing a significant amount of common equity to a private investor may result in a change in control of us under regulatory standards and contractual terms.

Our obtaining a significant amount of additional capital from the U.S. Treasury or any individual private investor could result in a change of control for us under applicable regulatory standards and contractual terms. Such change of control may trigger notice, approval and/or other regulatory requirements in many states and jurisdictions in which we operate. We are also a party to various contracts and other agreements that may require us to obtain consents from our respective contract counterparties in the event of a change in control. The failure to obtain any required regulatory consents or approvals or contractual consents due to a change in control may have a material adverse effect on our financial condition, results of operations or cash flows.

Risks to Holders of Non-Tendered Series A Preferred Stock

The following risks specifically apply to the extent a holder of Series A Preferred Stock elects not to participate in the Exchange Offer. These risks are in addition to the risks applicable to an investment in our Series A Preferred Stock set forth in our prospectus supplement, dated June 12, 2008, to our prospectus, dated June 12, 2008, under “Risk Factors”, which are incorporated herein by reference. Whether or not you elect to tender your Series A Preferred Stock, you should also review the risks attendant to being an investor in our Common Shares that are described below, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and any risk factors set forth in our other filings, which are incorporated by reference herein.

There will be less liquidity in the market for non-tendered Series A Preferred Stock, and the market prices for non-tendered Series A Preferred Stock may therefore decline.

If the Exchange Offer is consummated, the number of outstanding shares of Series A Preferred Stock will be reduced, perhaps substantially, which would likely adversely affect the liquidity of non-tendered Series A Preferred Stock. An issue of securities with a small number available for trading, or “float,” generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for shares of Series A Preferred Stock that are not validly tendered in the Exchange Offer may be adversely affected if a sufficiently large number of shares of Series A Preferred Stock do not remain outstanding after the Exchange Offer, as the trading market for the remaining outstanding shares of Series A Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in shares of Series A Preferred Stock. The reduced float may also tend to make the trading prices of shares of Series A Preferred Stock that are not exchanged more volatile. In addition, the NYSE will consider de-listing any outstanding shares of Series A Preferred Stock if, following the exchange, the number of publicly-held outstanding shares of Series A Preferred Stock is less than 100,000, the number of holders of outstanding shares of Series A Preferred Stock is less than 100, the aggregate market value of the outstanding shares of Series A Preferred Stock is less than $1 million, or for any other reason based on the suitability for the continued listing of the outstanding shares of Series A Preferred Stock in light of all pertinent facts as determined by the NYSE. We do not intend to reduce the number of shares of Series A Preferred Stock accepted in the Exchange Offer to prevent the de-listing of the Series A Preferred Stock.

Our credit ratings are important in order to maintain our liquidity.

Although our long-term debt is currently rated investment-grade by the major rating agencies, the ratings of our long-term debt (including our trust preferred securities) have been downgraded and/or put on negative watch by those major rating agencies. These rating agencies regularly evaluate us and our securities, and their ratings of our long-term debt and other securities are based on a number of factors, including our financial strength, our ability to generate earnings, and other factors some of which are not entirely within our control, such as conditions affecting the financial services industry and the economy generally. In light of the difficulties in the financial services industry, the financial markets, and the economy, there can be no assurance that we will maintain our current ratings.

If our securities suffer additional ratings downgrades, such downgrades could adversely affect our access to liquidity and could significantly increase our cost of funds, trigger additional collateral or funding requirements, and decrease the number of investors and counterparties willing to lend to us, thereby curtailing our business operations and reducing our ability to generate income. If there are further downgrades of the credit ratings of our securities, particularly if they are below investment-grade, our business, financial condition, results of operations, and/or access to liquidity and/or credit could be materially and adversely affected.

Risks to Holders of Common Shares

The following risks specifically apply only to holders of Common Shares and should be considered, along with the other risk factors, by holders of the Series A Preferred Stock. Whether or not you elect to tender your Series A Preferred Stock, you should also review the risks of being an investor in our Common Shares that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and any risk factors set forth in our other filings, which are incorporated by reference herein.

A holder of Series A Preferred Stock participating in the Exchange Offer will become subject to all of the risks and uncertainties faced by holders of our Common Shares, which may be different from or greater than those associated with holding shares of our Series A Preferred Stock.

A holder of shares of Series A Preferred Stock participating in the Exchange Offer will become subject to all of the risks and uncertainties associated with ownership of our Common Shares. These risks may be different from or greater than those associated with holding the Series A Preferred Stock. A holder exchanging shares of Series A Preferred Stock for Common Shares will forego the right to receive future dividend payments on the Series A Preferred Stock, if declared, and to receive priority over our Common Shares in the event that we become subject to a liquidation, dissolution or winding up. As such, a holder of Series A Preferred Stock participating in the Exchange Offer may have greater exposure to the risks and uncertainties facing KeyCorp generally. These and other risks are more fully described in our 2008 Annual Report on Form 10-K and subsequently filed Forms 10-Q and 8-K.

Although the number of Common Shares offered in the Exchange Offer will be determined, subject to the limitations described herein, based on the average trading prices of our Common Shares during the five consecutive trading day period ending on and including the Pricing Date, the market price of our Common Shares may fluctuate, and the market price of the Common Shares upon settlement of the Exchange Offer could be less than the market price used to determine the number of shares.

The number of Common Shares offered for each share of Series A Preferred Stock accepted for exchange will be determined based on the average trading prices of our Common Shares during the five consecutive trading day period ending on the Pricing Date and will not be adjusted regardless of any increase or decrease in the market price of our Common Shares or the Series A Preferred Stock between that date and the settlement date. Therefore, the market price of the Common Shares at the time you receive your Common Shares on the settlement date could be significantly less than the market price used to determine the number of Common Shares you will receive. The market price of our Common Shares has recently been subject to significant fluctuations and volatility.

The trading price of our Common Shares may be subject to continued significant fluctuations and volatility.

We are offering to exchange a number of our Common Shares equal to the Exchange Ratio for each share of Series A Preferred Stock. The price of our Common Shares on the NYSE constantly changes. We expect that the market price of our Common Shares will continue to fluctuate.

The market price of our Common Shares could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects. Such risks may be affected by:

•	operating results that vary from the expectations of management, securities analysts and investors;

•	developments in our businesses or in the financial sector generally;

•	regulatory changes affecting our industry generally or our businesses and operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	changes in the credit, mortgage and real estate markets, including the markets for mortgage-related securities; and

•	changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock markets in general and our Common Shares in particular have experienced over the past eighteen months, and continue to be experiencing significant price and volume volatility. As a result, the market price of our Common Shares may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or prospects. Increased volatility could result in a decline in the market price of our Common Shares.

Accordingly, any Common Shares that you receive in the Exchange Offer may in the future trade at a lower price than that the price on the day you determine to participate in the Exchange Offer.

We urge you to obtain current market quotations for our Common Shares when you consider the Exchange Offer.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Shares.

We are not restricted from issuing additional Common Shares, including securities that are convertible into or exchangeable for, or that represent the right to receive, Common Shares. The market price of our Common Shares could decline as a result of sales of Common Shares made after this Exchange Offer or the perception that such sales could occur.

The issuance of additional Common Shares or shares of preferred stock or convertible securities, including as part of our Capital Plan, could be substantially dilutive of our Common Shares. See “—Risks Related to the Implementation of Our Capital Plan” for additional information. Moreover, to the extent that we issue restricted stock awards or units, stock appreciation rights, options, or warrants to purchase our Common Shares in the future and those stock appreciation rights, options, or warrants are exercised or as the restricted stock units vest, our Common Shareholders may experience further dilution.

You may not receive dividends on our Common Shares.

Holders of our Common Shares are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, our Common Shareholders are subject to the prior dividend rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding. As of June 2, 2009, there were 5,035,300 shares of our Series A Preferred Stock issued and outstanding and 25,000 shares of our Series B Preferred Stock, with a liquidation preference of $100,000, issued and outstanding.

We recently announced our intention to reduce our quarterly dividend to $0.01 per share and do not expect to increase our quarterly dividend above $0.01 for the foreseeable future. We could determine to eliminate our Common Share dividend altogether. Furthermore, as long as the Series B Preferred Stock that we issued to the U.S. Treasury is outstanding, dividend payments and repurchases or redemptions relating to certain of our equity securities, including our Common Shares, are prohibited until all accrued and unpaid dividends are paid on our Series B Preferred Stock, subject to certain limited exceptions. In addition, prior to November 14, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, increase our Common Share dividend above $0.1875 except in limited circumstances. This could adversely affect the market price of our Common Shares. Also, we are a bank holding company and our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends.

In addition, the terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on our capital stock, including our Common Shares, or purchasing, acquiring, or making a liquidation payment on such stock, if an event of default has occurred and is continuing under the applicable indenture, if we are in default with respect to a guarantee payment under the guarantee of the related trust preferred securities or if we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing.

Our Common Shares are equity interests and therefore subordinate to our indebtedness and preferred stock.

Our Common Shares are equity interests in KeyCorp and do not constitute indebtedness. As such, our Common Shares rank junior to all our indebtedness and other non-equity claims with respect to assets available to satisfy claims against us, including in the event of our liquidation. Additionally, holders of our Common Shares are subject to the prior dividend and liquidation rights of any holders of our preferred stock.

Under the terms of the Series A Preferred Stock and the Series B Preferred Stock (which are described in more detail under “Description of Capital Stock” below), our ability to declare or pay dividends on or repurchase our Common Shares or other equity or capital securities will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on the Series A Preferred Stock or the Series B Preferred Stock. Our board of directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of our Common Shareholders. If we issue additional preferred shares in the future that have a preference over our Common Shares with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of the Common Shares, the rights of holders of our Common Shares or the market price of our Common Shares could be adversely affected.

Offerings of debt, which would be senior to our Common Shares upon liquidation, and/or preferred equity securities which may be senior to our Common Shares for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Common Shares.

We may attempt to increase our capital resources or, if our or the capital ratio of our banking subsidiary falls below the required minimums, we or our banking subsidiary could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Common Shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our Common Shares, or both. Holders of our Common Shares are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our Common Shares with respect to dividends or upon our dissolution, winding-up and liquidation and other terms.

Therefore, if we issue preferred stock in the future that has a preference over our Common Shares with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Shares, the rights of holders of our Common Shares or the market price of our Common Shares could be adversely affected.

Our results of operations and ability to pay dividends depend upon the results of operations of our subsidiaries.

We are a holding company that conducts substantially all of our operations through our bank and other subsidiaries. As a result, our results of operations and our ability to make dividend payments on our Common Shares will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.

There are various regulatory restrictions on the ability of our banking subsidiaries to pay dividends or make other payments to us. Regulatory action could impede access to funds we need to make payments on our obligations or dividend payments. Additionally, if our subsidiaries’ earnings are not sufficient to make dividend payments to us while maintaining adequate capital levels, we may not be able to make dividend payments to holders of our Common Shares or preferred stock.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the Common Shares to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, our Common Shares are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries.

At March 31, 2009, our subsidiaries’ total deposits and borrowings were approximately $84.8 billion.

The issuance of additional series of our preferred stock could adversely affect holders of our Common Shares, which may negatively impact the value of your investment.

Our board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of our Common Shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our Common Shares with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue additional preferred stock in the future that has a preference over our Common Shares with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Shares, the rights of holders of our Common Shares or the market price of our Common Shares could be adversely affected.

We are also affected by the policies adopted by regulatory authorities and bodies of the United States and other governments. For example, the actions of the Federal Reserve and international central banking authorities directly impact our cost of funds for lending, capital raising and investment activities and may impact the value of financial instruments we hold. In addition, such changes in monetary policy may affect the credit quality of our customers. Changes in domestic and international monetary policy are beyond our control and difficult to predict.

Our articles of incorporation and regulations as well as certain banking laws may have an anti-takeover effect.

Provisions of our articles of incorporation and regulations and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions may inhibit a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of our Common Shares.

Additional Risks Related to the Exchange Offer

We have not obtained a third-party determination that the Exchange Offer is fair to holders of the Series A Preferred Stock.

We are not making a recommendation as to whether you should exchange your shares of Series A Preferred Stock in the Exchange Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act on behalf of the holders of the Series A Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. You must make your own independent decision regarding your participation in the Exchange Offer.

The consideration being offered for the Series A Preferred Stock in the Exchange Offer, payable in Common Shares, is lower than the liquidation preference of the Series A Preferred Stock.

In the Exchange Offer, we are offering to exchange our Common Shares at an exchange ratio that represents a discount to the applicable liquidation preference of your Series A Preferred Stock. In addition, we are valuing the Common Shares that we are offering in exchange for your already discounted Series A Preferred Stock based on the average of the daily per share volume-weighted average price of our Common Shares on the NYSE for each of the five consecutive days ending on and including the Pricing Date, which could be above the closing price of the Common Shares you receive on the settlement of the Exchange Offer, if your Series A Preferred Stock is accepted for exchange.

By tendering your Series A Preferred Stock, you will lose your right to receive future dividend payments.

Holders of Series A Preferred Stock are entitled to regular quarterly dividends only when, if and as declared by our board of directors. If your Series A Preferred Stock is validly tendered and accepted for exchange, you will lose the right to any future dividends on the Series A Preferred Stock that may be declared by our board of directors.

Failure to complete the Exchange Offer successfully could negatively affect the price of our Common Shares.

Several conditions must be satisfied or waived in order to complete the Exchange Offer, including among others that there has been no change or development that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our businesses, condition (financial or otherwise) or prospects. See “The Exchange Offer—Conditions of the Exchange Offer.” The foregoing conditions may not be satisfied, and if not satisfied or waived, the Exchange Offer may not occur or may be delayed.

If the Exchange Offer is not completed or is delayed, we may be subject to the following material risks:

•	the market price of our Common Shares may decline to the extent that the current market price of our Common Shares reflects a market assumption that the Exchange Offer has been or will be completed;

•

the market price of our Series A Preferred Stock may decline to the extent that the current market price of our Series A Preferred Stock reflects a market assumption that the Exchange Offer has been or will be completed; and

•	we may not be able to increase our Tier 1 common equity by the amount required under SCAP.

SELECTED FINANCIAL DATA

Set forth below are highlights from our consolidated financial data as of and for the years ended December 31, 2004 through 2008, and as of and for the quarters ended March 31, 2008 and 2009. You should read this information in conjunction with our consolidated financial statements and related notes included in the Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference into this Offer to Exchange and from which this information is derived. For more information, see the section entitled “Where You Can Find More Information”.

	Three Months Ended March 31,		Year Ended December 31,
(dollars in millions, except per share amounts)	2009	2008	2008	2007	2006	2005	2004
For the period
Interest income	$1,032	$1,354	$4,629	$5,644	$5,380	$4,383	$3,562
Interest expense	418	641	2,220	2,875	2,565	1,727	1,106
Net interest income	614	713	2,409	2,769	2,815	2,656	2,456
Provision for loan losses	875	187	1,835	529	150	143	185
Noninterest income(1)	492	530	1,878	2,259	2,159	2,075	1,925
Noninterest expense(1)	973	733	3,578	3,246	3,147	3,053	2,877
(Loss) income from continuing operations before income taxes and cumulative effect of accounting change(1)	(742)	323	(1,126)	1,253	1,677	1,535	1,319
(Loss) income from continuing operations before cumulative effect of accounting change(1)	(498)	219	(1,460)	973	1,227	1,099	914
(Loss) income from discontinued operations, net of taxes	—	—	—	(22)	(143)	39	47
(Loss) income before cumulative effect of accounting change(1)	(498)	219	(1,460)	951	1,084	1,138	961
Net (loss) income attributable to KeyCorp(1)	(488)	218	(1,468)	919	1,055	1,129	954
Amounts attributable to KeyCorp common shareholders
(Loss) income from continuing operations before cumulative effect of accounting change	$(488)	$218	$(1,468)	$941	$1,193	$1,090	$907
(Loss) income from discontinued operations, net of taxes	—	—	—	(22)	(143)	39	47
(Loss) income before cumulative effect of accounting change	(488)	218	(1,468)	919	1,050	1,129	954
Net (loss) income	(536)	218	(1,510)	919	1,055	1,129	954
Per common share
(Loss) income from continuing operations before cumulative effect of accounting change	$(1.09)	$.55	$(3.36)	$2.40	$2.95	$2.67	$2.21
(Loss) income from discontinued operations	—	—	—	(.06)	(.35)	.10	.11
(Loss) income before cumulative effect of accounting change	(1.09)	.55	(3.36)	2.35	2.60	2.76	2.32
Net (loss) income	(1.09)	.55	(3.36)	2.35	2.61	2.76	2.32
(Loss) income from continuing operations before cumulative effect of accounting change—assuming dilution	(1.09)	.54	(3.36)	2.38	2.91	2.63	2.18
(Loss) income from discontinued operations—assuming dilution	—	—	—	(.05)	(.35)	.09	.11
(Loss) income before cumulative effect of accounting change—assuming dilution	(1.09)	.54	(3.36)	2.32	2.56	2.73	2.30
Net (loss) income—assuming dilution	(1.09)	.54	(3.36)	2.32	2.57	2.73	2.30
Cash dividends paid	.0625	.375	1.00	1.46	1.38	1.30	1.24
Book value at period end	13.82	21.48	14.97	19.92	19.30	18.69	17.46
Weighted average common shares outstanding (000)	492,813	399,121	450,039	392,013	404,490	408,981	410,585
Weighted average common shares and potential common shares outstanding (000)	492,813	399,769	450,039	395,823	410,222	414,014	415,430
At period end
Loans	$73,703	$76,444	$76,504	$70,823	$65,826	$66,478	$63,372
Earning assets	89,042	89,719	94,020	86,557	80,090	80,143	78,140
Total assets	97,834	101,492	104,531	98,228	92,337	93,126	90,747
Deposits	65,996	64,702	65,260	63,099	59,116	58,765	57,842
Long-term debt	14,978	14,337	14,995	11,957	14,533	13,939	14,846
KeyCorp common shareholders’ equity	6,892	8,592	7,408	7,746	7,703	7,598	7,117
KeyCorp shareholders’ equity	9,968	8,592	10,480	7,746	7,703	7,598	7,117

	Three Months Ended March 31,		Year Ended December 31,
(dollars in millions, except per share amounts)	2009	2008	2008	2007	2006	2005	2004
Performance ratios
From continuing operations:
Return on average total assets	(1.91)%	.85%	(1.41)%	.99%	1.30%	1.24%	1.09%
Return on average common equity	(29.87)	10.38	(18.32)	12.19	15.43	14.88	13.07
Net interest margin (taxable equivalent)	2.77	3.14	2.16	3.46	3.67	3.65	3.62
From consolidated operations:
Return on average total assets	(1.91)%	.85%	(1.41)%	.97%	1.12%	1.24%	1.10%
Return on average common equity	(29.87)	10.38	(18.32)	11.90	13.64	15.42	13.75
Net interest margin (taxable equivalent)	2.77	3.14	2.16	3.46	3.69	3.69	3.63
Capital ratios at period end
KeyCorp shareholders’ equity to assets	10.19%	8.47%	10.03%	7.89%	8.34%	8.16%	7.84%
Tangible KeyCorp shareholders’ equity to tangible assets	9.23	6.85	8.92	6.58	7.01	6.68	6.35
Tangible common equity to tangible assets	6.06	6.85	5.95	6.58	7.01	6.68	6.35
Tier 1 risk-based capital	11.22	8.33	10.92	7.44	8.24	7.59	7.22
Total risk-based capital	15.18	12.34	14.82	11.38	12.43	11.47	11.47
Leverage	11.19	9.15	11.05	8.39	8.98	8.53	7.96
Tier 1 common equity	5.62	5.83	5.62	5.74	6.47	6.07	5.88
Asset quality data
Non-performing loans at period end	$1,738	$1,054	$1,225	$687	$215	$277	$308
Non-performing assets at period end	1,997	1,115	1,464	764	273	307	379
Allowance for loan losses at period end	2,186	1,298	1,803	1,200	944	966	1,138
Net loan charge-offs	492	121	1,260	275	170	315	431
Non-performing loans to period-end portfolio loans	2.36%	1.38%	1.60%	.97%	.33%	.42%	.49%
Non-performing assets to period-end portfolio loans plus OREO and other non-performing assets	2.70	1.46	1.91	1.08	.41	.46	.60
Allowance for loan losses to non-performing loans	125.78	123.15	147.18	174.67	439.07	348.74	369.48
Allowance for loan losses to period-end loans	2.97	1.70	2.36	1.69	1.43	1.45	1.80
Net loan charge-offs to average loans from continuing operations	2.65	.67	1.67	.41	.26	.51	.74

(1)

Unaudited. Amounts for periods prior to 2009 have been restated to reflect the adoption of SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51”. Adoption of this guidance did not have a material effect on our financial condition or results of operations.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected unaudited pro forma financial information has been presented to give effect to and show certain capital transactions occurring after March 31, 2009 and the pro forma impact of the Exchange Offer, the Retail Exchange Offer and the Trust Preferred Exchange Offer (collectively, the “Exchanges”) on our balance sheet as of March 31, 2009 and also describes the impact of the post-March 31, 2009 transactions and the Exchanges on our earnings for the fiscal year ended December 31, 2008 and the three-month period ended March 31, 2009. Completion of the Retail Exchange Offer and the Trust Preferred Exchange Offer are not conditions to the Exchange Offer, and no assurance can be given that such transactions will be completed on the terms assumed for the purposes of this presentation of pro forma financial information or at all.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Exchanges been completed as of the dates indicated or that will be realized in the future when and if the Exchanges are consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, our summary historical consolidated financial information included elsewhere in this Offer to Exchange and our historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2009, filed with the SEC, which is incorporated by reference into this Offer to Exchange.

Unaudited Pro Forma Balance Sheets

Our unaudited pro forma consolidated balance sheets as of March 31, 2009 have been presented as if the Exchanges had been completed on March 31, 2009 and our pro forma consolidated statements of income have been presented as if the Exchanges had been completed on January 1, 2008. We have shown the pro forma impact of the Exchanges under a “High Participation Scenario” and a “Low Participation Scenario” with respect to the Exchanges using the assumptions set forth below. The “High Participation Scenario” assumes the tender of all of the outstanding Series A Preferred Stock, the Retail TRUPS and the Trust Preferred Securities and the exchange (after proration in the case of the Retail TRUPS to ensure compliance with NYSE rules that limit the issuance of Common Shares in certain circumstances without shareholder approval) of such securities for Common Shares. The “Low Participation Scenario” assumes the tender and exchange of 50% of the outstanding Series A Preferred Stock and Trust Preferred Securities and 25% of the outstanding Retail TRUPS for Common Shares.

For purposes of the pro forma presentations for the year ended December 31, 2008 and period ended March 31, 2009, and as of March 31, 2009, we have assumed that the Weighted Average Price is $4.98, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009. Holders of Trust Preferred Securities accepted for exchange in the Trust Preferred Exchange Offer will receive a number of Common Shares having a value (which we refer to as the “exchange value”), determined by reference to the Weighted Average Price, equal to the sum of (i) $700 per $1,000 liquidation amount KeyCorp Capital I Trust Preferred Securities exchanged and $800 per $1,000 liquidation amount of other Trust Preferred Securities exchanged and (ii) the applicable early tender premium of $50 per $1,000 liquidation amount of Trust Preferred Securities exchanged. For purposes of the Retail Exchange Offer, we have assumed that holders of Retail TRUPS accepted for exchange in the Retail Exchange Offer will receive a number of Common Shares having an exchange value, determined by reference to the Weighted Average Price, equal to the sum of (i) $750 per $1000 liquidation amount of Retail TRUPS exchanged and (ii) an assumed early tender premium $50 per $1,000 liquidation amount of Retail TRUPS exchanged.

There can be no assurances that the foregoing assumptions will be realized in the future, including as to the amounts and percentages of Series A Preferred Stock, Retail TRUPS or Trust Preferred Securities that will be tendered in any Exchange.

Pro Forma Consolidated Balance Sheet

(Unaudited)

High Participation Scenario

		Adjustments
(in millions)	Actual March 31, 2009	Subsequent Other Capital Adjustments (1)		Series A Preferred Stock Exchange Offer for Common Shares (8)		Trust Preferred Securities Exchange Offer for Common Shares(10)		Retail TRUPS Exchange Offer for Common Shares (14)		Pro Forma March 31, 2009
ASSETS
Cash and due from banks	$637	$986	(2)							$1,623
Short-term investments	2,917									2,917
Trading account assets	1,279									1,279
Securities available for sale	8,530									8,530
Held-to-maturity securities	25									25
Other investments	1,464									1,464
Loans, net of unearned income	73,703									73,703
Less: Allowance for loan losses	2,186									2,186

Net loans	71,517									71,517
Loans held for sale	1,124									1,124
Premises and equipment	847									847
Operating lease assets	889									889
Goodwill	917									917
Other intangible assets	112									112
Corporate-owned life insurance	2,994									2,994
Derivative assets	1,707									1,707
Accrued income and other assets	2,875					$(6)	(11)	$(20)	(11)	2,849

Total assets	$97,834	$986				$(6)		$(20)		$98,794

LIABILITIES
Total deposits	$65,996									$65,996
Federal funds purchased and securities sold under repo agreements	1,565									1,565
Bank notes and other short-term borrowings	2,285									2,285
Derivative liabilities	932									932
Accrued expense and other liabilities	1,904					$115	(12)	$95	(12)	2,114
Long-term debt	14,978					(952)	(13)	(743)	(13)	13,283

Total liabilities	87,660					$(837)		(648)		86,175
EQUITY
Preferred stock	3,076	$(154)	(3)	$(488)	(3)					2,434
Common Shares	584	205	(4)	71	(4)	132	(4)	106	(4)	1,098
Common stock warrant	87									87
Capital surplus	2,464	428	(5)	419	(9)	507	(15)	363	(15)	4,181
Retained earnings	6,160	(1)	(6)	(2)	(6)	192	(16)	159	(16)	6,508
Treasury stock, at cost	(2,500)	508	(7)							(1,992)
Accumulated other comprehensive income	97									97

KeyCorp shareholders’ equity	9,968	986				831		628		12,413
Noncontrolling interests	206									206

Total equity	10,174	986				831		628		12,619

Total liabilities and equity	$97,834	$986				$(6)		$(20)		$98,794

(1)	Includes Common Shares issued through June 2, 2009 in our At the Market Offering as well as privately negotiated exchanges of our Series A Preferred Stock as previously announced.
(2)	Represents the cash proceeds from the newly issued Common Shares in our At the Market Offering.
(3)	Reduction of preferred stock balance as a result of the exchange of Series A Preferred Stock for Common Shares in privately negotiated exchanges through June 2, 2009.
(4)	Par value of newly issued Common Shares.
(5)	Additional paid-in capital (“APIC”) in respect of the exchange of Series A Preferred Stock for newly issued Common Shares.

(6)	Represents the excess of the fair value of the Common Shares issued in the exchange over the as-converted value of the Series A Preferred Stock.
(7)	Represents the cost of the treasury shares issued upon exchange of the Series A Preferred Stock as of the date of exchange.
(8)

Assumes 100% exchange of all outstanding shares of Series A Preferred Stock ($503.530 million aggregate liquidation preference) into Common Shares and an assumed Weighted Average Price of $4.98, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009.

(9)

APIC in respect of the exchange of Series A Preferred Stock. The amount is equal to the sum of (i) the value of the excess of the fair value of the Common Shares to be issued upon exchange over the as-converted value of the Series A Preferred Stock tendered in the Exchange and (ii) the difference between the carrying amount of the Series A Preferred Stock exchanged and the par value of the Common Shares to be issued. Assumes a Weighted Average Price of $4.98, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009.

(10)

Assumes 100% participation in the Exchange of the outstanding Trust Preferred Securities (an aggregate liquidation preference of $797.647 million), an exchange value of 75% of the liquidation preference for KeyCorp Capital I and 85% of the liquidation preference for KeyCorp Capital II, III and VII (assumes that all holders tender prior to the early tender premium deadline and receive the full exchange value), and a Weighted Average Price of $4.98, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009.

(11)	Represents the amortization of the remaining unamortized debt issuance cost.
(12)	Amount of income taxes estimated to be payable upon exchange of the Trust Preferred Securities and Retail TRUPS.
(13)	The carrying amount of the securities assumed to be exchanged including the estimated adjustment basis related to SFAS No. 133 hedging.
(14)

Assumes 100% participation in the Exchange of the outstanding Retail TRUPS which, based on the NYSE limitations, is prorated to the exchange of 41% of the outstanding Retail TRUPS (an aggregate liquidation preference of $708.105 million), an exchange value of 75% of the liquidation preference, and a Weighted Average Price of $4.98, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009.

(15)

APIC in respect of newly issued Common Shares. For Trust Preferred Securities and Retail TRUPS exchanged for Common Shares, the amount of APIC is the excess of the fair value of the Common Shares issued over its par value.

(16)

Excess of the carrying amount of the Trust Preferred Securities and Retail TRUPS to be retired over the fair value of the Common Shares to be issued in the Exchange, net of taxes. This amount will be recorded in the income statement of the period during which the Exchange is consummated.

Pro Forma Consolidated Balance Sheet

(Unaudited)

Low Participation Scenario

		Adjustments
(in millions)	Actual March 31, 2009	Subsequent Other Capital Adjustments (1)		Series A Preferred Stock Exchange Offer for Common Shares (8)		Trust Preferred Securities Exchange Offer for Common Shares(10)		Retail TRUPs Exchange Offer for Common Shares (14)		Pro Forma March 31, 2009
ASSETS
Cash and due from banks	$637	$986	(2)							$1,623
Short-term investments	2,917									2,917
Trading account assets	1,279									1,279
Securities available for sale	8,530									8,530
Held-to-maturity securities	25									25
Other investments	1,464									1,464
Loans, net of unearned income	73,703									73,703
Less: Allowance for loan losses	2,186									2,186

Net loans	71,517									71,517
Loans held for sale	1,124									1,124
Premises and equipment	847									847
Operating lease assets	889									889
Goodwill	917									917
Other intangible assets	112									112
Corporate-owned life insurance	2,994									2,994
Derivative assets	1,707									1,707
Accrued income and other assets	2,875					$(3	) (11)	$(13	) (11)	2,859

Total assets	$97,834	$986				$(3)		$(13)		$98,804

LIABILITIES
Total deposits	$65,996									$65,996
Federal funds purchased and securities sold under repo agreements	1,565									1,565
Bank notes and other short-term borrowings	2,285									2,285
Derivative liabilities	932									932
Accrued expense and other liabilities	1,904					$58	(12)	$58	(12)	2,020
Long-term debt	14,978					(476	) (13)	(483	) (13)	14,019

Total liabilities	87,660					(418)		(425)		86,817

EQUITY
Preferred stock	3,076	$(154	) (3)	$(244	) (3)					2,678
Common shares	584	205	(4)	36	(4)	66	(4)	66	(4)	957
Common stock warrant	87									87
Capital surplus	2,464	428	(5)	209	(9)	253	(15)	249	(15)	3,603
Retained earnings	6,160	(1	) (6)	(1	)(6)	96	(16)	97	(16)	6,351
Treasury stock, at cost	(2,500)	508	(7)							(1,992)
Accumulated other comprehensive income	97									97

KeyCorp shareholders’ equity	9,968	986				415		412		11,781
Noncontrolling interests	206									206

Total equity	10,174	986				415		412		11,987

Total liabilities and equity	$97,834	$986				$(3)		$(13)		$98,804

(1)	Includes Common Shares issued through June 2, 2009 in our At the Market Offering as well as privately negotiated exchanges of our Series A Preferred Stock as previously announced.
(2)	Represents the cash proceeds from the newly issued Common Shares in our At the Market Offering.
(3)	Reduction of preferred stock balance as a result of the exchange of Series A Preferred Stock for Common Shares in privately negotiated exchanges through June 2, 2009.
(4)	Par value of newly issued Common Shares.

(5)	Additional APIC in respect of the exchange of Series A Preferred Stock for newly issued Common Shares.
(6)	Represents the excess of the fair value of the Common Shares issued in the exchange over the as-converted value of the Series A Preferred Stock.
(7)	Represents the cost of treasury shares issued upon exchange of the Series A Preferred Stock as of the date of exchange.
(8)

Assumes 50% exchange of the Series A Preferred Stock ($251.765 million aggregate liquidation preference) into Common Shares and an assumed Weighted Average Price of $4.98, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009.

(9)

APIC in respect of the exchange of Series A Preferred Stock. The amount is equal to the sum of (i) the value of the excess of the fair value of the Common Shares to be issued upon exchange over the as-converted value of the Series A Preferred Stock tendered in the Exchange and (ii) the difference between the carrying amount of the Series A Preferred Stock exchanged and the par value of the Common Shares to be issued. Assumes a Weighted Average Price of $4.98, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009

(10)

Assumes 50% participation in the Exchange of the Trust Preferred Securities (an aggregate liquidation preference of $398.824 million), an exchange value of 75% of the liquidation preference for KeyCorp Capital I and 85% of the liquidation preference for KeyCorp Capital II, III and VII (assumes that all holders tender prior to the early tender premium deadline and receive the full exchange value), and a Weighted Average Price of $4.98, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009.

(11)	Represents the amortization of the remaining unamortized debt issuance costs.
(12)	Amounts of income taxes estimated to be payable upon the exchange of the Trust Preferred Securities and Retail TRUPS.
(13)	The carrying amount of the securities assumed to be exchanged, including the estimated adjustment basis related to SFAS No. 133 hedging.
(14)

Assumes 25% participation in the Retail TRUPS Exchange (an aggregate liquidation preference of $435 million), an exchange value of 75% of the liquidation preference, and a Weighted Average Price of $4.98.

(15)

APIC in respect of newly issued Common Shares. For Trust Preferred Securities and Retail TRUPS exchanged for Common Shares, the amount of APIC is the excess of the fair value of the Common Shares issued over its par value.

(16)

Excess of the carrying amount of the Trust Preferred Securities and Retail TRUPS to be retired over the fair value of the Common Shares to be issued in the Exchange, net of taxes. This amount will be recorded in the income statement of the period during which the Exchange is consummated.

Pro Forma Earnings Implications

The following tables present the pro forma impact of the Exchange Offer on certain statement of income items and on earnings per share for the fiscal year ended December 31, 2008, and the three-month period ended March 31, 2009, as if the Exchanges had been completed on January 1, 2008.

Pro Forma Earnings Implications

Consolidated Statements of Income

(Unaudited)

High Participation Scenario

	Three Months Ended March 31, 2009										Year Ended December 31, 2008
(in millions, except per share amounts)	Actual	Subsequent Other Capital Adjustments		Series A Preferred Stock Exchange Offer for Common Shares		Trust Preferred Securities Exchange Offer for Common Shares		Retail TRUPS Exchange Offer for Common Shares		Pro Forma	Actual	Subsequent Other Capital Adjustments		Series A Preferred Stock Exchange Offer for Common Shares		Trust Preferred Securities Exchange Offer for Common Shares		Retail TRUPS Exchange Offer for Common Shares		Pro Forma
INTEREST INCOME
Loans	$895									$895	$4,048									$4,048
Securities	109									109	443									443
Other interest income	28									28	138									138

Total interest income	1,032									1,032	4,629									4,629
INTEREST EXPENSE
Deposits	300									300	1,468									1,468
Short-term borrowings	7									7	188									188
Long-term debt	111					$(11	) (4)	$(13	) (4)	87	564					$(49	) (4)	$(47	) (4)	468

Total interest expense	418					(11)		(13)		394	2,220					(49)		(47)		2,124

NET INTEREST INCOME	614					11		13		638	2,409					49		47		2,505
Provision for loan losses	875									875	1,835									1,835

Net interest (loss) income after provision for loan losses	(261)					11		13		(237)	574					49		47		670

NONINTEREST INCOME	492					307	(5)	254	(7)	1,053	1,878					307	(5)	254	(7)	2,439

NONINTEREST EXPENSE	973									973	3,578									3,578

(LOSS) INCOME BEFORE INCOME TAXES	(742)					318		267		(157)	(1,126)					356		301		(469)
Income taxes	(244)					119		100		(25)	334					134		113		581

NET (LOSS) INCOME	(498)					199		167		(132)	(1,460)					222		188		(1,050)
Less: Net (loss) income attributable to noncontrolling interests	(10)									(10)	8									8

NET (LOSS) INCOME ATTRIBUTABLE TO KEYCORP.	$(488)					$199		$167		$(122)	$(1,468)					$222		$188		$(1,058)

Net (loss) income attributable to KeyCorp common shareholders	$(536)	$3	(1)	$10	(1)	$199		$167		$(157)	$(1,510)	$12	(1)	$39	(1)	$222		$188		$(1,049)
Per common share:
Net (loss) income attributable to KeyCorp	$(1.09)									$(.15)	$(3.36)									$(1.07)
Net (loss) income attributable to KeyCorp — assuming dilution	$(1.09)									$(.15)	$(3.36)									$(1.07)
Weighted-average common shares outstanding (000)	492,813	222,809	(2)	71,119	(3)	132,225	(6)	106,448	(8)	1,025,414	450,039	222,809	(2)	71,119	(3)	132,225	(6)	106,448	(8)	982,640
Weighted-average common shares and potential common shares outstanding (000)	492,813	222,809	(2)	71,119	(3)	132,225	(6)	106,448	(8)	1,025,414	450,039	222,809	(2)	71,119	(3)	132,225	(6)	106,448	(8)	982,640

(1)	Reduction of Preferred Stock dividends as the result of the exchange of Series A Preferred Stock in privately negotiated exchanges through June 2, 2009.
(2)	Represents the increase in Common Shares outstanding due to our At the Market Offering and privately negotiated exchanges of our Series A Preferred Stock through June 2, 2009.
(3)

Represents the increase in Common Shares outstanding due to the exchange of 100% of the Series A Preferred Stock at an assumed Weighted Average Price of $4.98 per share, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009.

(4)	Represents the reduction of interest expense recognized during the respective period related to the exchange of Trust Preferred Securities and Retail TRUPS.
(5)	Represents the gain on the exchange of the outstanding Trust Preferred Securities.
(6)

Represents the increase in Common Shares outstanding due to the participation in the Exchange of 100% of the outstanding Trust Preferred Securities (an aggregate liquidation preference of $797.647 million), with an exchange value of 75% of the liquidation preference of KeyCorp Capital I and 85% of the liquidation preference of KeyCorp Capital II, III, and VII, at an assumed Weighted Average Price of $4.98 per share, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009.

(7)

Represents the gain on the exchange of Retail TRUPS based on the participation in the Exchange of 100% of the outstanding Retail TRUPS, which, based upon NYSE limitations, is prorated to 41% of the outstanding Retail TRUPS (an aggregate liquidation preference of $708.105 million).

(8)

Represents the increase in Common Shares outstanding due to the participation in the Exchange of 100% of the outstanding Retail TRUPS, which, based upon NYSE limitations, is prorated to 41% of the outstanding Retail TRUPS (an aggregate liquidation preference of $708.105 million), with an assumed exchange value of 75% of the liquidation preference amount and a Weighted Average Price of $4.98 per share, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009.

Pro Forma Earnings Implications

Consolidated Statements of Income

(Unaudited)

Low Participation Scenario

	Three Months Ended March 31, 2009										Year Ended December 31, 2008
(in millions, except per share amounts)	Actual	Subsequent Other Capital Adjustments		Series A Preferred Stock Exchange Offer for Common Shares		Trust Preferred Securities Exchange Offer for Common Shares		Retail TRUPS Exchange Offer for Common Shares		Pro Forma	Actual	Subsequent Other Capital Adjustments		Exchange of Series A Preferred Stock for Common Shares		Trust Preferred Securities Exchange Offer for Common Shares		Retail TRUPS Exchange Offer for Common Shares		Pro Forma
INTEREST INCOME
Loans	$895									$895	$4,048									$4,048
Securities	109									109	443									443
Other interest income	28									28	138									138

Total interest income	1,032									1,032	4,629									4,629
INTEREST EXPENSE
Deposits	300									300	1,468									1,468
Short-term borrowings	7									7	188									188
Long-term debt	111					$(6	) (4)	$(8	) (4)	97	564					$(24	) (4)	$(29	) (4)	511

Total interest expense	418					(6)		(8)		404	2,220					(24)		(29)		2,167

NET INTEREST INCOME	614					6		8		628	2,409					24		29		2,462
Provision for loan losses	875									875	1,835									1,835

Net interest (loss) income after provision for loan losses	(261)					6		8		(247)	574					24		29		627

NONINTEREST INCOME	492					154	(5)	157	(7)	803	1,878					154	(5)	157	(7)	2,189

NONINTEREST EXPENSE	973									973	3,578									3,578

(LOSS) INCOME BEFORE INCOME TAXES	(742)					160		165		(417)	(1,126)					178		186		(762)
Income taxes	(244)					60		62		(122)	334					67		70		471

NET (LOSS) INCOME	(498)					100		103		(295)	(1,460)					111		116		(1,233)
Less: Net (loss) income attributable to noncontrolling interests	(10)									(10)	8									8

NET (LOSS) INCOME ATTRIBUTABLE TO KEYCORP	$(488)					$100		$103		$(285)	$(1,468)					$111		$116		$(1,241)

Net (loss) income attributable to KeyCorp common shareholders	$(536)	$3	(1)	$10	(1)	$100		$103		$(320)	$(1,510)	$12	(1)	$39	(1)	$111		$116		$(1,232)
Per common share:
Net (loss) income attributable to KeyCorp	$(1.09)									$(.35)	$(3.36)									$(1.41)
Net (loss) income attributable to KeyCorp — assuming dilution	$(1.09)									$(.35)	$(3.36)									$(1.41)
Weighted-average common shares outstanding (000)	492,813	222,809	(2)	71,119	(3)	66,113	(6)	65,547	(8)	918,401	450,039	222,809	(2)	71,119	(3)	66,113	(6)	65,547	(8)	875,627
Weighted-average common shares and potential common shares outstanding (000)	492,813	222,809	(2)	71,119	(3)	66,113	(6)	65,547	(8)	918,401	450,039	222,809	(2)	71,119	(3)	66,113	(6)	65,547	(8)	875,627

(1)	Reduction of Preferred Stock dividends as the result of the exchange of Series A Preferred Stock in privately negotiated exchanges through June 2, 2009.
(2)	Represents the increase in Common Shares outstanding due to our At the Market Offering and privately negotiated exchanges of our Series A Preferred Stock through June 2, 2009.
(3)

Represents the increase in Common Shares outstanding due to the exchange of 50% of Series A Preferred Stock at an assumed Weighted Average Price of $4.98, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009.

(4)	Represents the reduction of interest expense recognized during the respective period related to exchange of Trust Preferred Securities and Retail TRUPS.
(5)	Represents the gain on the exchange of 50% of the outstanding Trust Preferred Securities.
(6)

Represents the increase in Common Shares outstanding due to the pro-rata exchange of 50% of the outstanding Retail TRUPs Preferred Securities, with an exchange value of 75% of the liquidation preference of KeyCorp Capital I and 85% of the liquidation preference of KeyCorp Capital II, III, and VII, at an assumed Weighted Average Price of $4.98 per share, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009.

(7)

Represents the gain on the exchange of 25% of the outstanding Retail TRUPS, at an assumed Weighted Average Price of $4.98 per share, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009.

(8)

Represents the increase in Common Shares outstanding due to the exchange of 25% of the outstanding Trust Preferred Securities, with an exchange value of 75% of the liquidation preference, and a Weighted Average Price of $4.98, which we determined assuming the Pricing Date for the determination of the Weighted Average Price was June 1, 2009.

USE OF PROCEEDS

KeyCorp will not receive any cash proceeds from the Exchange Offer. The Series A Preferred Stock exchanged in connection with the Exchange Offer will be retired and cancelled. We will bear the expense of the Exchange Offer.

CAPITALIZATION

The following table sets forth the carrying amount of our capitalization, as of March 31, 2009, on an actual basis and on a pro forma basis to reflect certain capital transactions occurring after March 31, 2009 and the completion of the Exchanges under both the High and Low Participation Scenarios. This table should be read in conjunction with the information set forth under “Selected Financial Data” and “Unaudited Pro Forma Financial Information” and our consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and the quarter ended March 31, 2009, which are incorporated by reference into this Offer to Exchange.

Pro Forma Capitalization Table

High Participation Scenario (Unaudited)

		Adjustments
	Actual March 31, 2009	Subsequent Other Capital Adjustments	Series A Preferred Stock Exchange Offer for Common Shares	Trust Preferred Securities Exchange Offer for Common Shares	Retail TRUPS Exchange Offer for Common Shares	Pro Forma March 31, 2009
(in millions)
Senior notes	$7,857					$7,857
Subordinated notes	6,584			$(952)	$(743)	4,889
Federal Home Loan Bank advances	138					138
Other long-term debt	399					399

Total long-term debt	$14,978			$(952)	$(743)	$13,283

Preferred stock	$3,076	$(154)	$(488)			$2,434
Common shares	584	205	71	$132	$106	1,098
Common stock warrant	87					87
Capital surplus	2,464	428	419	507	363	4,181
Retained earnings	6,160	(1)	(2)	192	159	6,508
Treasury stock	(2,500)	508				(1,992)
Accumulated other comprehensive income	97					97

KeyCorp shareholders’ equity	$9,968	$986		$831	$628	$12,413

Pro Forma Capitalization Table

Low Participation Scenario (Unaudited)

		Adjustments
	Actual March 31, 2009	Subsequent Other Capital Adjustments	Series A Preferred Stock Exchange Offer for Common Shares	Trust Preferred Securities Exchange Offer for Common Shares	Retail TRUPS Exchange Offer for Common Shares	Pro Forma March 31, 2009
(in millions)
Senior notes	$7,857					$7,857
Subordinated notes	6,584			$(476)	$(483)	5,625
Federal Home Loan Bank advances	138					138
Other long-term debt	399					399

Total long-term debt	$14,978			$(476)	$(483)	$14,019

Preferred stock	$3,076	$(154)	$(244)			$2,678
Common shares	584	205	36	$66	$66	957
Common stock warrant	87					87
Capital surplus	2,464	428	209	253	249	3,603
Retained earnings	6,160	(1)	(1)	96	97	6,351
Treasury stock	(2,500)	528				(1,992)
Accumulated other comprehensive income	97					97

KeyCorp shareholders’ equity	$9,968	$986		$415	$412	$11,781

THE EXCHANGE OFFER

Purpose of the Exchange Offer

As part of the U.S. government’s Financial Stability Plan, on February 25, 2009, the U.S. Treasury announced preliminary details of the CAP, which is designed to: (1) restore confidence throughout the financial system by ensuring that the largest U.S. banking institutions have sufficient capital to absorb higher than anticipated potential future losses that could occur as a result of a more severe economic environment; and (2) support lending to creditworthy borrowers.

The CAP is comprised of two components: (1) a supervisory exercise referred to as the Supervisory Capital Assessment Program—the SCAP—that involves a forward-looking capital assessment to evaluate the capital needs of major U.S. financial institutions, including KeyCorp, under a set of assumptions positing a more challenging economic environment, and (2) access for qualifying financial institutions to capital from the U.S. government to provide a buffer to the extent sufficient private (i.e., nongovernmental) sources of capital cannot be found, should such assessment indicate that an additional capital buffer is warranted. For eligible U.S. financial institutions with assets in excess of $100 billion at December 31, 2008, participation in the SCAP was mandatory, whether or not they intend to access the government capital available under the CAP.

To implement the CAP, the Federal Reserve, the Federal Reserve Banks, the FDIC, and the OCC commenced a review, referred to as the SCAP, of the capital of the nineteen largest U.S. banking institutions. The SCAP involved a forward-looking capital assessment, or “stress test,” of all domestic bank holding companies with risk-weighted assets of more than $100 billion, including KeyCorp, at December 31, 2008. The SCAP was intended to estimate 2009 and 2010 credit losses, revenues and reserve needs for each of these bank holding companies under a macroeconomic scenario that reflects a consensus expectation for the depth and duration of the recession, and a “more adverse than expected” scenario that reflects the possibility of a longer, more severe recession than the so-called “consensus expectation.” Based on the results of the SCAP review, regulators made a determination as to the extent to which a bank holding company would need to augment its capital, by raising additional capital, effecting a change in the composition of its capital, or both. The purpose of the SCAP was to ensure that the institutions reviewed have sufficient capital to absorb higher than anticipated potential future losses and remain sufficiently capitalized over the next two years to facilitate lending to creditworthy borrowers should the “more adverse than expected” macroeconomic scenario become a reality.

As announced on May 7, 2009, under the SCAP, our regulators determined that we need to raise $1.8 billion in additional Tier 1 common equity or contingent common equity (i.e., mandatory convertible preferred shares), As of June 2, 2009, KeyCorp had generated $1.136 billion of the required $1.8 billion in capital markets transactions described in “Summary—Other Transactions” and $126.594 million through certain asset sales. In the aggregate, KeyCorp has generated $1.262 billion, or 70%, of the $1.8 billion required under the SCAP. As required by the SCAP, we submitted a comprehensive capital plan to the Federal Reserve Bank of Cleveland on June 2, 2009. This plan is subject to the Federal Reserve’s approval, in consultation with the FDIC and the U.S. Treasury. The capital plan has a number of components, but it primarily requires that we develop an action plan for raising the required amount of additional Tier 1 common equity from private sources in order to maintain a Tier 1 risk-based capital ratio of at least 6% and a Tier 1 common equity ratio of at least 4%, in each case under the SCAP’s “more adverse than expected” macroeconomic scenario. We will have until November 9, 2009 to either: (i) raise this additional capital through public or private capital transactions or (ii) if these actions fail to raise the necessary capital, we would then convert a portion of our Series B Preferred Stock previously issued to the U.S. Treasury under the CPP to mandatory convertible preferred shares under the CAP.

Other Transactions

On May 11, 2009, we commenced a public offering of up to $750 million in aggregate gross proceeds of our Common Shares in an “At the Market” offering and filed a prospectus supplement to our existing automatic shelf registration statement on file with the SEC in connection with such separate offering.

On May 27, 2009, we filed with the SEC a Registration Statement on Form S-4 (Registration No. 333-159490) with respect to a proposed Retail Exchange Offer to exchange up to 106,640,577 of our Common Shares for any and all outstanding Retail TRUPS. Such Registration Statement has not yet been declared effective by the SEC and, as of the date hereof, we have not yet commenced the Retail Exchange Offer. We may commence the Retail Exchange Offer at any time, including while the Exchange Offer is still pending. The launch and/or completion of the Retail Exchange Offer is not a condition to the Exchange Offer contemplated hereby or vice versa. There can be no assurance that the Retail Exchange Offer will be completed on the terms assumed for purposes of the presentation of pro forma financial information set forth in this Offer to Exchange or at all. This Offer to Exchange shall not be deemed to be an offer to exchange the Retail TRUPS. Similarly, the Registration Statement associated with the Retail Exchange Offer and any tender solicitation efforts conducted in connection therewith by any person shall not be deemed to be an offer or solicitation with respect to exchange of the Trust Preferred Securities for Common Shares.

Through June 1, 2009, we raised $587.222 million in the previously announced “At the Market” offering. On June 2, 2009, we increased the maximum aggregate offering price of our Common Shares that can be offered and sold pursuant to the “At the Market” offering from $750 million to $1 billion. On the same day, we completed our upsized “At the Market” offering, raising on additional $398.484 million in net proceeds.

Concurrently with the Exchange Offer contemplated hereby we launched the Trust Preferred Exchange Offer of up to 143,500,970 of our Common Shares for any and all outstanding shares of the $797,647,000 in aggregate liquidation preference of the outstanding Trust Preferred Securities of the KeyCorp Capital Trusts, or the “Trust Preferred Exchange Offer.” The completion of the Trust Preferred Exchange Offer is not a condition to the Exchange Offer or vice versa. There can be no assurance that the Trust Preferred Exchange Offer will be completed on the terms assumed for the purpose of the presentation of pro forma financial information set forth above or at all. This Exchange Offer shall not be deemed to be an offer to exchange the Trust Preferred Securities. Similarly, any tender solicitation efforts conducted in connection with the Trust Preferred Exchange Offer by any person shall not be deemed to be an offer to exchange the Series A Preferred Stock for Common Shares.

Subject to market conditions, we currently expect to raise the remaining amounts of Tier 1 common equity capital required under the SCAP through the Retail Exchange Offer, the Trust Preferred Exchange Offer, and certain other asset sales that generate gain recognition. In the event that the foregoing transactions do not raise the remaining amount of Tier 1 common equity we are required to raise under the SCAP, we would, subject to market conditions, consider raising the remaining amounts of Tier 1 common equity capital required under the SCAP through additional offerings of our Common Shares, on a public and/or private basis. The capital issuances resulting from such transactions, if and when consummated, will likely be highly dilutive to our common shareholders and may affect the market price of our Common Shares. In addition, consistent with the SCAP assessment, our Federal banking regulators are reemphasizing the importance of a number of risk, capital and liquidity management issues and are requiring us to maintain enhanced internal management processes geared towards achieving and maintaining capital levels that are commensurate with our business activities and risks of all types.

Terms of the Exchange Offer

We are offering to exchange Common Shares for each validly tendered and accepted share of Series A Preferred Stock upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Letter of Transmittal.

The number of Common Shares to be exchanged for each share of Series A Preferred Stock, which we refer to as the “Exchange Ratio,” will be fixed by 4:30 p.m., New York City time on the second trading day immediately preceding the expiration date, which we refer to as the “Pricing Date,” on the basis of the pricing formula set forth herein, and announced prior to 9:00 a.m. on the next trading day (currently expected to be June 29, 2009, unless the expiration date is extended), which we refer to as the “Announcement Date.” The press release announcing the Exchange Ratio will also be filed as an exhibit to an amendment to the Schedule TO that we have filed with the Securities and Exchange Commission relating to the Exchange Offer.

Any shares of Series A Preferred Stock tendered but not accepted and any untendered shares of Series A Preferred Stock shall remain outstanding upon completion of the Exchange Offer. Shares of Series A Preferred Stock accepted in the Exchange Offer will be retired and cancelled.

By tendering your shares of Series A Preferred Stock, you will lose your right to receive quarterly dividend payments in respect of the Series A Preferred Stock, when, if and as declared by our board of directors, after the completion of the Exchange Offer.

Exchange Ratio

The Exchange Ratio will be calculated on the Pricing Date, as the sum of:

•	7.0922 Common Shares; plus

•	a number of Common Shares equal to $35.00 divided by the Weighted Average Price,

subject to a minimum Exchange Ratio of 7.0922 Common Shares and a maximum Exchange Ratio of 21.0922 Common Shares per share of Series A Preferred Stock. The Exchange Ratio will be rounded to the nearest fourth decimal place.

For purposes of these calculations, “Weighted Average Price” means the arithmetic daily volume-weighted average price of our Common Shares, for each trading day in the five consecutive trading day period ending on and including the Pricing Date. The daily volume-weighted average price shall equal the daily volume-weighted average price for our Common Shares on the NYSE in respect of the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading at the NYSE) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading at the NYSE), as displayed under the heading Bloomberg VWAP on Bloomberg Page KEY<equity>AQR (or its equivalent successor page if such page is not available) or, if such volume-weighted average price is unavailable, the market price of one of our Common Shares on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for that purpose. The Weighted Average Price will be rounded to the nearest whole cent.

Security holders may obtain information on the daily volume-weighted average prices and closing prices with respect to our Common Shares and indicative exchange ratios throughout the Pricing Period at http://www.key.com/exchangeoffers or by calling the information agent at the toll-free number set forth on the back cover of this Offer to Exchange. In addition, on each business day during the period to be taken into account for purposes of determining the Weighted Average Price, our information agent will provide callers with a representative purchase price with respect to the Exchange Offer, calculated as if such period ended on the preceding business day.

For purposes of illustration, the table below indicates the Exchange Ratio (and fixed and variable components thereof) that would be calculated on the basis of the formula described above with respect to each share of Series A Preferred Stock and assuming a range of Weighted Average Prices as indicated in the left-hand column. The actual Weighted Average Price may be higher or lower than the assumed Weighted Average Prices below. The actual Exchange Ratio will be subject to the minimum and maximum values described above.

Assumed Weighted Average Price	Variable Component of Exchange Ratio	Fixed Component of Exchange Ratio	Total Exchange Ratio
$10.00	3.5000	7.0922	10.5922
$9.50	3.6842	7.0922	10.7764
$9.00	3.8889	7.0922	10.9811
$8.50	4.1176	7.0922	11.2098
$8.00	4.3750	7.0922	11.4672
$7.50	4.6667	7.0922	11.7589
$7.00	5.0000	7.0922	12.0922
$6.50	5.3846	7.0922	12.4768
$6.00	5.8333	7.0922	12.9255
$5.50	6.3636	7.0922	13.4558
$5.00	7.0000	7.0922	14.0922
$4.50	7.7778	7.0922	14.8700
$4.00	8.7500	7.0922	15.8422
$3.50	10.0000	7.0922	17.0922
$3.00	11.6667	7.0922	18.7589
$2.50	14.0000	7.0922	21.0922
$2.00	14.0000	7.0922	21.0922
$1.50	14.0000	7.0922	21.0922
$1.00	14.0000	7.0922	21.0922

Conditions to the Exchange Offer

Notwithstanding any other provisions of this Offer to Exchange, we will not be required to accept for exchange, or to exchange, shares of Series A Preferred Stock validly tendered (and not validly withdrawn) pursuant to the Exchange Offer, and we may terminate, amend or extend the Exchange Offer or (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act) delay or refrain from accepting for exchange, or exchanging, the shares of Series A Preferred Stock or issuing Common Shares to the holders, if any of the following shall occur:

1.	there shall have been instituted or threatened or be pending any action, proceeding or investigation (whether formal or informal), or there shall have been any material adverse development to any action or proceeding currently instituted, threatened or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer that, in our sole judgment, either (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects or (b) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer;

2.	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our sole judgment, either (a) would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or (b) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

3.	there shall have occurred or be likely to occur any event or condition affecting our or our affiliates’ business or financial affairs and our subsidiaries that, in our sole judgment, would or might result in any of the consequences referred to in paragraph 1 of this section;

4.	there shall have been any change or development that in our reasonable judgment materially reduces the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us, our business, condition (financial or otherwise) or prospects; or

5.	there has occurred (a) any general suspension of, or limitation on prices for, trading in securities in the securities or financial markets, (b) a material impairment in the trading market for debt securities, (c) a material adverse change in the price of our Common Shares in the United States securities or financial markets, (d) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

In addition, our obligation to issue the Common Shares is conditioned upon our acceptance of shares of Series A Preferred Stock pursuant to the Exchange Offer.

The foregoing conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, in whole or in part, at any time and from time to time, in our sole discretion. In addition, we may terminate the Exchange Offer if any condition is not satisfied on or after the expiration date. Under the Exchange Offer, if any of these events occur, subject to the termination rights described above, we may (i) return shares of Series A Preferred Stock tendered thereunder to you, (ii) extend the Exchange Offer, subject to the withdrawal rights described in “—Withdrawal of Tenders” herein, and retain all shares of Series A Preferred Stock tendered thereunder until the expiration of such extended offer or (iii) amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the exchange agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Exchange Offer. We will give holders of Series A Preferred Stock notice of such amendments as may be required by applicable law.

Fractional Shares

Fractional shares will not be issued in this offer. If, under the terms of the Exchange Offer, a tendering holder is entitled to receive an amount of Common Shares that is not a whole number, we will round down to the nearest whole number. This rounded amount will be the number of Common Shares such tendering holder will receive, and such tendering holder will not receive any cash in lieu of any fractional shares or other consideration otherwise issuable.

Expiration Date

For purposes of the Exchange Offer, the term “expiration date” means 11:59 p.m., New York City time, on June 30, 2009, subject to our right to extend that time and date with respect to the Exchange Offer in our absolute discretion, in which case the expiration date means the latest time and date to which the Exchange Offer is extended.

In addition, we may terminate the Exchange Offer if any condition is not satisfied on or after the expiration date. Any extension, amendment, waiver or decrease or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as specifically provided above.

Extension, Termination or Amendment

Subject to the applicable regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to the Exchange Offer shall have occurred or shall have been determined by us to have occurred, to extend the period during which the Exchange Offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the exchange agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law. During any extension of the Exchange Offer, all shares of Series A Preferred Stock previously tendered and not withdrawn will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Exchange Offer, be accepted for exchange by us. See also “—Announcements.”

Any waiver, amendment or modification of the Exchange Offer will apply to all shares of Series A Preferred Stock tendered pursuant to the Exchange Offer. If we make a change that we determine to be material in any of the terms of the Exchange Offer or waive a condition of the Exchange Offer that we determine to be material, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the exchange agent and will disseminate additional Exchange Offer documents and extend the Exchange Offer and withdrawal rights as we determine necessary and to the extent required by law.

We may terminate or withdraw the Exchange Offer at our sole discretion at any time and for any reason, including if any condition is not satisfied on or after the expiration date. In any such event, the shares of Series A Preferred Stock previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

There can be no assurance that we will exercise our right to extend, terminate or amend the Exchange Offer. During any extension and irrespective of any amendment to the Exchange Offer, all shares of Series A Preferred Stock previously tendered and not withdrawn will remain subject to the Exchange Offer and may be accepted thereafter for exchange by us, subject to compliance with applicable law. In addition, we may waive conditions without extending the Exchange Offer in accordance with applicable law.

Announcements

Any extension, termination or amendment of the Exchange Offer will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the Exchange Offer to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Acceptance of Series A Preferred Stock for Exchange and Delivery of Common Shares

If the conditions to the Exchange Offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept tendered shares of Series A Preferred Stock at the expiration date and after we receive validly completed and duly executed Letters of Transmittal or Agent’s Messages (as defined in “—Procedures for Tendering Shares of Series A Preferred Stock—Tendering of Shares of Series A Preferred Stock Through DTC” below) with respect to any and all of the Series A Preferred Stock validly tendered and not withdrawn for exchange at such time, by notifying the exchange agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of Series A Preferred Stock validly tendered and not withdrawn under the Exchange Offer (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue Common Shares or return the Series A Preferred Stock deposited thereunder promptly after termination or withdrawal of the Exchange Offer), or to terminate the Exchange Offer and not accept for exchange any Series A Preferred Stock not previously accepted, (i) if any of the conditions to the Exchange Offer shall not have been satisfied or validly waived by us, or (ii) in order to comply in whole or in part with any applicable law. In all cases, the issuance of Common Shares in exchange for Series A Preferred Stock validly tendered and not withdrawn pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of (1) timely confirmation of a book-entry transfer (a “book-entry confirmation”) of the Series A Preferred Stock into the exchange agent’s account at DTC, (2) the properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or an agent’s message in lieu thereof and (3) any other documents required by the Letter of Transmittal.

For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered (and not validly withdrawn) Series A Preferred Stock as provided herein when, and if, we give oral or written notice to the exchange agent of our acceptance of the Series A Preferred Stock for exchange pursuant to the Exchange Offer. In all cases, the exchange of Series A Preferred Stock pursuant to the Exchange Offer will be made by deposit of the Common Shares with the exchange agent, which will act as your agent for the purposes of receiving Common Shares from us, and delivering Common Shares to you. On and after the settlement date, the tendering holders whose shares of Series A Preferred Stock have been exchanged by us will cease to be holders of Series A Preferred Stock. Such tendering holders will receive the applicable Common Shares for the Series A Preferred Stock accepted for exchange.

If, for any reason whatsoever, acceptance for exchange of any shares of Series A Preferred Stock validly tendered and not withdrawn pursuant to the Exchange Offer is delayed (whether before or after our acceptance for exchange of the Series A Preferred Stock) or we extend the Exchange Offer or are unable to accept for exchange the Series A Preferred Stock validly tendered and not withdrawn pursuant to the Exchange Offer, then, without prejudice to our rights set forth herein, we may instruct the exchange agent to retain validly tendered Series A Preferred Stock and those shares may not be withdrawn, subject to the circumstances described in “—Withdrawal of Tenders” below.

On the settlement date, we will issue Common Shares to be issued in respect of shares of Series A Preferred Stock for the tendering holders.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our respective affiliates, the right to acquire all or any portion of the shares of Series A Preferred Stock tendered pursuant to the Exchange Offer and will in no way prejudice the right of tendering holders to receive the appropriate number of Common Shares in exchange for the shares of Series A Preferred Stock validly tendered and not validly withdrawn prior to the expiration date that have been accepted for exchange pursuant to the Exchange Offer.

We will not be liable for any interest as a result of a delay by the exchange agent or DTC in distributing the Common Shares issued in the Exchange Offer.

Procedures for Tendering Shares of Series A Preferred Stock

General

In order to receive Common Shares in exchange for your shares of Series A Preferred Stock, you must validly tender your shares of Series A Preferred Stock, and not withdraw them, prior to the expiration date.

You are likely to hold your shares of Series A Preferred Stock in the name of a bank, broker, custodian or other nominee as a beneficial owner. Therefore, as a beneficial owner, in order to validly tender your shares of Series A Preferred Stock in the Exchange Offer, you must follow the instructions provided by your bank, broker, custodian or other nominee with regard to procedures for tendering your shares.

Should you have any questions as to the procedures for tendering your shares, please call your bank, broker, custodian or other nominee; or call our information agent at its telephone number set forth on the back cover of this Offer to Exchange.

In order for a bank, broker, custodian or other nominee to validly tender your shares of Series A Preferred Stock in the Exchange Offer, a bank, broker, custodian or other nominee must deliver to the exchange agent:

•	a message in which you acknowledge and agree to, and agree to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against you; and

•

a timely confirmation of book-entry transfer of your shares of Series A Preferred Stock into the exchange agent’s account, by which transfer you will be deemed to have given the applicable messages above.

You are urged to instruct your bank, broker, custodian or other nominee at least five business days prior to the expiration date in order to allow adequate processing time for your instruction. For further information, contact the information agent at its telephone number and address set forth on the back cover page of this document or consult your bank, broker, custodian or other nominee for assistance.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC prior to the expiration date. Tenders not received by the exchange agent on or prior to the expiration date will be disregarded and of no effect.

Delivery of Series A Preferred Stock and the method of delivery of all other required documents, is at your election and risk and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery of any document is by mail, we suggest that you use properly insured, registered mail, with a return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to the expiration date.

Tendering of Shares of Series A Preferred Stock Through DTC

Shares of Series A Preferred Stock in book-entry form must be tendered through DTC. The exchange agent, promptly after the date of this Offer to Exchange (to the extent such arrangements have not been previously made), will establish and maintain an account with respect to shares of Series A Preferred Stock at DTC, and any financial institution that is a DTC participant and whose name appears on a security position listing as the owner of shares of Series A Preferred Stock may make book-entry delivery of such shares of Series A Preferred Stock by causing DTC to transfer such shares of Series A Preferred Stock into the exchange agent’s account in accordance with DTC’s procedures for such transfer.

To participate in the Exchange Offer, a DTC participant must:

•	comply with the automated tender offer program procedures of DTC described below; or

•

(1) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal; (2) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires; and (3) mail or deliver the Letter of Transmittal or facsimile to the exchange agent prior to the expiration date.

In addition, for the tender of Series A Preferred Stock to be valid, either:

•	the exchange agent must receive, prior to the expiration date, a properly transmitted Agent’s Message (as defined below); or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of tendered shares of Series A Preferred Stock into the exchange agent’s account at DTC according to DTC’s procedure for book-entry transfer and the Letter of Transmittal and other documents required by the Letter of Transmittal.

If shares of Series A Preferred Stock are tendered by delivery of a Letter of Transmittal, to be validly tendered, the exchange agent must receive any physical delivery of the Letter of Transmittal and other required documents at its address indicated on the back cover of this Offer to Exchange and the front cover of the Letter of Transmittal prior to the expiration date.

Subject to and effective upon the acceptance for exchange of, and issuance of Common Shares for, Series A Preferred Stock tendered thereby, by executing and delivering the Letter of Transmittal, or being deemed to have done so as part of your electronic submission of your tender through DTC, you agree to be bound by the terms of the Letter of Transmittal, by which, among other things, you (1) irrevocably tender, sell, assign and transfer to or upon our order all right, title and interest in and to all the Series A Preferred Stock tendered thereby and (2) irrevocably appoint the exchange agent as your true and lawful agent and attorney-in-fact (with full knowledge that the exchange agent also acts as our agent with respect to the tendered Series A Preferred Stock), with full power coupled with an interest, to:

•	transfer ownership of the Series A Preferred Stock on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the Series A Preferred Stock for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the Series A Preferred Stock, all in accordance with the terms of the Exchange Offer.

The method of delivery of the Letter of Transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, if you desire to tender Series A Preferred Stock, we recommend that you use an overnight delivery service. In all cases where you desire to tender Series A Preferred Stock, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send any Letter of Transmittal to us.

Tendering through DTC’s ATOP

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program (“ATOP”) to tender Series A Preferred Stock in the Exchange Offer. DTC participants may, instead of physically completing and signing the Letter of Transmittal and delivering it to the exchange agent, transmit an acceptance of the Exchange Offer electronically. DTC participants may do so by causing DTC to transfer the Series A Preferred Stock to the exchange agent in accordance with its procedures for transfer. DTC will then send an Agent’s Message to the exchange agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a DTC participant that it is tendering Series A Preferred Stock that are the subject of such book-entry confirmation;

•	such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal; and

•	the Letter of Transmittal may be enforced against such DTC participant.

Delivery of the Agent’s Message by DTC will satisfy the terms of the Exchange Offer in lieu of execution and delivery of the Letter of Transmittal by the DTC participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal need not be completed by a holder tendering through ATOP.

Signature Guarantees

Signatures on the Letter of Transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17Ad-15 under the Exchange Act (generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”), unless (i) such Letter of Transmittal is signed by the registered holder of the shares of Series A Preferred Stock tendered therewith and the Common Shares issued in exchange for shares of Series A Preferred Stock are to be issued in the name of and delivered to, or if any shares of Series A Preferred Stock not accepted for exchange are to be returned to, such holder, or (ii) such shares of Series A Preferred Stock are tendered for the account of an Eligible Institution.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered shares of Series A Preferred Stock pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding. Alternative, conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of any shares of Series A Preferred Stock we determine not to be in proper form, or if the acceptance of, or exchange of, such shares of Series A Preferred Stock may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Exchange Offer that we are legally permitted to waive. A waiver of any defect or irregularity with respect to one tender of shares of Series A Preferred Stock shall not constitute a waiver of the same or any other defect or irregularity with respect to any other tender of Series A Preferred except to the extent we may otherwise provide. Our interpretation of the terms and conditions of the Exchange Offer will be final and binding.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the exchange agent, the information agent or any other person or entity is under any duty to give notification to you or any other person of any defects or irregularities in any tender or withdrawal of any shares of Series A Preferred Stock nor will we, the exchange agent, or the information agent incur any liability for any failure to give any such notification. Please send all materials to the exchange agent and not to us or the information agent.

Withdrawal of Tenders

You may validly withdraw shares of Series A Preferred Stock that you tender at any time prior to the expiration date of the Exchange Offer, which is 11:59 p.m., New York City time, on June 30, 2009, unless extended by us. In addition, if not previously returned, you may withdraw any shares of Series A Preferred Stock that you tender that are not accepted by us for exchange after the expiration of 40 business days from the commencement of the Exchange Offer. You may also validly withdraw shares of Series A Preferred Stock that you tender if the Exchange Offer is terminated without any shares of Series A Preferred Stock being accepted or as required by applicable law. If such a termination occurs, the shares of Series A Preferred Stock will be returned to the tendering holder as promptly as practicable.

A holder who validly withdraws previously tendered shares of Series A Preferred Stock prior to the expiration date and does not validly re-tender shares of Series A Preferred Stock prior to the expiration date will not receive Common Shares. A holder of shares of Series A Preferred Stock who validly withdraws previously tendered shares of Series A Preferred Stock prior to the expiration date and validly re-tenders shares of Series A Preferred Stock prior to the expiration date will receive Common Shares.

If you wish to withdraw shares of Series A Preferred Stock that you previously tendered through a bank, broker, custodian or other nominee, you should contact your bank, broker, custodian or other nominee for instructions on how to withdraw your shares of Series A Preferred Stock.

To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted request via DTC must:

•

be received by the exchange agent at one of the addresses specified on the back cover of this Offer to Exchange prior to the expiration date (or, if we have not previously accepted your shares of Series A Preferred Stock for exchange, after the expiration of 40 business days after the commencement of the Exchange Offer);

•

specify the name of the person who tendered the Series A Preferred Stock to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Series A Preferred Stock, if different from that of the person who deposited the Series A Preferred Stock,

•	specify the number of shares and aggregate liquidation preference represented by the Series A Preferred Stock to be withdrawn,

•	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s),

•	contain a statement that such holder of Series A Preferred Stock is withdrawing the election to tender its Series A Preferred Stock, and

•

if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the Series A Preferred Stock, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

If the shares of Series A Preferred Stock to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon receipt by the exchange agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via DTC) even if physical release is not yet effected. A withdrawal of tendered shares of Series A Preferred Stock can only be accomplished in accordance with the foregoing procedures.

We will have the right, which we may waive, to reject a defective tender of shares of Series A Preferred Stock as invalid and ineffective. If we waive our rights to reject a defective tender of shares of Series A Preferred Stock, subject to the other terms and conditions set forth in this Offer to Exchange and accompanying Letter of Transmittal, you will be entitled to receive the number of Common Shares offered pursuant to the Exchange Offer in respect of the defectively tendered shares of our Series A Preferred Stock.

If you withdraw shares of Series A Preferred Stock, you will have the right to re-tender them prior to the expiration date in accordance with the procedures described above for tendering outstanding shares of Series A Preferred Stock. If we amend or modify the terms of the Exchange Offer or the information concerning the Exchange Offer in a manner determined by us to constitute a material change to the Exchange Offer, we will disseminate additional offer materials and if, at the time notice of any such amendment or modification is first published, sent or given to holders of shares of Series A Preferred Stock, the Exchange Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until no sooner than the expiration of such ten business day period. An extension of the expiration date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the Exchange Offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone or in person by officers and regular employees of ours and those of our affiliates. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify each of the exchange agent and the information agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Transfer Taxes

Holders who tender their shares of Series A Preferred Stock for exchange generally should not be obligated to pay any transfer taxes. However, if the delivery of Common Shares is being made to, or if Series A Preferred Stock not tendered or not accepted for payment is registered in the name of, any person other than the holder of Series A Preferred Stock tendered thereby or Series A Preferred Stock is credited in the name of any person other than the person(s) signing the Letter of Transmittal or electronically transmitting acceptance through ATOP, as applicable, then, in such event, delivery and payment shall not be made unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

Brokerage Commissions

Holders that tender their Series A Preferred Stock to the exchange agent do not have to pay a brokerage fee or commission to us or the exchange agent. However, if a tendering holder handles the transaction through its bank, broker, dealer, trust company, custodian or other nominee, that holder may be required to pay brokerage fees or commissions.

Return of Unaccepted Shares of Series A Preferred Stock

If we do not accept any shares of Series A Preferred Stock tendered for exchange pursuant to the Exchange Offer for any reason, the exchange agent will, without expense to the holders of such shares of Series A Preferred Stock and promptly after the expiration or termination of the Exchange Offer, credit such shares of Series A Preferred Stock to the account maintained at DTC from which the tendered shares of Series A Preferred Stock were delivered.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of shares of Series A Preferred Stock under applicable law in connection with the Exchange Offer.

Accounting Treatment

As consideration for the exchange of the shares of Series A Preferred Stock, we will issue Common Shares. We will record as a decrease to shareholders’ equity the fees and expenses incurred by us in connection with the Exchange Offer, which we estimate will be approximately $5,000,000. The excess of the fair value of Common Shares exchanged over the fair value of Common Shares issuable pursuant to the original conversion terms, which we estimate to be approximately $176 million, will be subtracted from net earnings to arrive at net earnings available to Common Shareholders in the calculation of earnings per share.

Subsequent Repurchases

Following completion of the Exchange Offer, we may repurchase additional shares of Series A Preferred Stock that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of shares of Series A Preferred Stock that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the terms of the Exchange Offer. However, Exchange Act Rules 14e-5 and 13e-4 generally prohibit us and our affiliates from purchasing any Series A Preferred Stock other than pursuant to the Exchange Offer until 10 business days after the expiration date, although there are some exceptions. Future repurchases, if any, will depend on many factors, including market conditions and the conditions of our business. The repurchase of additional shares of Series A Preferred Stock may be subject to approval of our regulators.

Exchange Agent

Computershare Trust Company, N.A. will serve as the exchange agent for the Exchange Offer. Letters of Transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Series A Preferred Stock, or a beneficial owner’s bank, broker, custodian or other nominee, to the exchange agent at the address listed on the back cover page of this Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Information Agent

D.F. King & Co., Inc. will serve as the information agent for the Exchange Offer. Questions concerning the terms of the Exchange Offer or tender procedures and requests for additional copies of this Offer to Exchange or the Letter of Transmittal should be directed to the information agent at its address and telephone number listed on the back cover page of this Offer to Exchange. Holders of Series A Preferred Stock may also contact their bank, broker, custodian, or other nominee concerning the Exchange Offer. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Legal and Other Limitations. This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell shares of Series A Preferred Stock or Common Shares in any jurisdiction in which the Exchange Offer is not permitted. We are not aware of any jurisdiction where the making of the Exchange Offer or its acceptance would not be legal. If we learn of any jurisdiction in which making the Exchange Offer or its acceptance would not be permitted, we intend to make a good-faith effort to comply with the relevant law in order to enable the offer and acceptance to be permitted. If, after such good-faith effort, we cannot comply with such law, we will determine whether the Exchange Offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of shares of Series A Preferred Stock residing in the jurisdiction.

Certain Matters Relating to Non-U.S. Jurisdictions. Although we have mailed this document to our Series A Preferred Stock holders to the extent required by U.S. law, including to holders of our Series A Preferred Stock located outside the United States, this document is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell any shares of Series A Preferred Stock or Common Shares in any jurisdiction in which the Exchange Offer is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. We have not taken any action under those non-U.S. regulations to facilitate a public exchange offering in respect of our Series A Preferred Stock outside the United States. Therefore, the ability of any non-U.S. person to tender shares of Series A Preferred Stock in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for us to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. stockholders should consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Series A Preferred Stock that may apply in their home countries. None of us, the exchange agent or the information agent can provide any assurance about whether such limitations may exist. By signing or being deemed to sign the Letter of Transmittal, you are representing that if you are located outside of the United States the offer to you and your acceptance of it does not contravene the applicable laws where you are located.

DIVIDEND POLICY

The amount of future dividends on our Common Shares will depend on earnings, financial condition, capital requirements and other factors, and will generally be determined by our board of directors on a quarterly basis.

To maintain a strong capital base, our board of directors has expressed its intention to reduce the quarterly dividend on our Common Shares to $0.01 per share from $0.0625, commencing in the second quarter of 2009, an action that will permit us to retain approximately $100 million of capital on an annual basis.

The Federal Reserve requires bank holding companies such as KeyCorp to act as a source of financial strength to their subsidiary banks. Accordingly, we are required to inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns. Due to the challenges presented by the current economic and regulatory environment, we do not expect to increase our quarterly dividend above $0.01 for the foreseeable future and could further reduce or eliminate our Common Share dividend. In any event, due to our participation in the CPP, prior to November 14, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties, the consent of the U.S. Treasury would be required for us to, among other things, increase the quarterly dividend on our Common Shares above $0.1875 except in limited circumstances.

MARKET FOR COMMON SHARES AND SERIES A PREFERRED STOCK

Our Common Shares and Series A Preferred Stock are listed on the NYSE under the symbols “KEY” and “KEY PrG,” respectively. The following table sets forth the high and low closing sale prices of our Common Shares and Series A Preferred Stock on the NYSE and dividends declared per share during the periods shown:

	Common Shares			Series A Preferred Stock
	High	Low	Dividends	High	Low	Dividends
2009
Second Quarter (through June 2, 2009)	$9.23	$4.74	$.01	81.54	61.50	1.938
First Quarter ended March 31, 2009	5.36	9.14	.0625	77.63	48.39	1.938

2008
Fourth Quarter ended December 31, 2008	$6.27	$13.73	$.0625	104.41	52.00	1.94
Third Quarter ended September 30, 2008	8.37	14.88	.1875	112.45	76.00	1.87
Second Quarter ended June 30, 2008	10.98	25.61	.375	97.68	95.89	—
First Quarter ended March 31, 2008	20.50	26.42	.375	—	—	—

2007
Fourth Quarter ended December 31, 2007	$21.91	$33.77	$.365	—	—	—
Third Quarter ended September 30, 2007	31.70	36.78	.365	—	—	—
Second Quarter ended June 30, 2007	34.33	38.58	.365	—	—	—
First Quarter ended March 31, 2007	36.67	39.79	.365	—	—	—

On June 2, 2009 the closing sale price of our Common Shares, as reported by the NYSE, was $4.82 per share. On that date, there were approximately 40,909 holders of record of our Common Shares. We believe we have approximately 122,266 beneficial owners of our Common Shares.

On June 2, 2009 the closing sale price of the Series A Preferred Stock, as reported by the NYSE, was $63.60 per share. DTC is the holder of record of all of our outstanding shares of the Series A Preferred Stock.

Future dividends will be payable on our Common Shares only when, as and if declared by our board of directors, and will be dependent upon business conditions, earnings, our cash requirements and other relevant factors. See “Risk Factors—You may not receive dividends on our Common Shares” for additional information.

COMPARISON OF RIGHTS OF HOLDERS OF SERIES A PREFERRED STOCK AND

HOLDERS OF COMMON SHARES

The following briefly summarizes the material differences between the rights of holders of the Series A Preferred Stock and of holders of our Common Shares to be issued in the Exchange Offer. The discussion below is a summary and is qualified in its entirety by reference to our amended and restated articles of incorporation, as amended through the date hereof (our “articles of incorporation”), our regulations as amended through the date hereof (our “regulations”), applicable Ohio law and other documents referred to herein. We urge you to read these documents for a more complete understanding of the differences between our Series A Preferred Stock and our Common Shares.

Governing Documents

Series A Preferred Stock: The rights of holders of Series A Preferred Stock are set forth in our articles of incorporation, our regulations and Ohio law.

Common Shares: The rights of holders of our Common Shares are set forth in our articles of incorporation, our regulations and Ohio law.

Ranking

Series A Preferred Stock: Shares of the Series A Preferred Stock rank senior to our Common Shares and at least equal to each other series of preferred stock we may issue (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

Common Shares: Our Common Shares rank junior to all indebtedness and preferred stock with respect to dividend rights and rights upon our liquidation, dissolution or winding up.

Liquidation Rights

Series A Preferred Stock: Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of Series A Preferred Stock are entitled to receive, out of our assets available for distribution to shareholders and before any distribution of assets is made to holders of our Common Shares or of any other shares of our stock ranking junior as to such a distribution to the Series A Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $100 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock (pro rata as to the Series A Preferred Stock and any other shares of our capital stock ranking equally as to such distribution).

Common Shares: Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of our Common Shares are entitled to receive, on a share-for-share basis, any of our assets or funds available for distribution after we have paid in full all of our debts and distributions and the full liquidation preferences of all series of our outstanding preferred stock.

Dividends

Series A Preferred Stock: Dividends on the Series A Preferred Stock, when, as and if declared by our board of directors, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, quarterly in arrears on each dividend payment date, at a rate per annum equal to 7.750%.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Stock.

If our board of directors has not declared a dividend on the Series A Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall cease to accrue and be payable, and we will have no obligation to pay dividends accrued for such dividend period, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.

So long as any share of Series A Preferred Stock remains outstanding, on any day during a dividend period (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than as a result of a reclassification of junior stock for or into other junior stock, or the exchange or conversion of one share of junior stock for or into another share of junior stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us, and (3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock except by conversion into or exchange for junior stock, during a dividend period, unless, in each case, the full dividends for the immediately preceding dividend period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

When dividends are not paid in full upon the shares of Series A Preferred Stock and any parity stock, all dividends declared upon shares of Series A Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on Series A Preferred Stock and any parity stock, plus accrued and unpaid dividends from prior periods in the case of any parity stock that bears cumulative dividends, bear to each other.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors, may be declared and paid on our Common Shares and any other securities ranking equally with or junior to the Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series A Preferred Stock shall not be entitled to participate in any such dividends.

Common Shares: Holders of our Common Shares are entitled to dividends as may be declared from time to time by our board of directors from funds available therefor.

Listing

Series A Preferred Stock: The shares of Series A Preferred Stock are currently listed on the NYSE under the symbol “Key PrG.” However, the NYSE will consider de-listing the Series A Preferred Stock if, following the conclusion of the Exchange Offer, the number of publicly-held outstanding shares of Series A Preferred Stock is less than 100,000, the number of holders of outstanding shares of Series A Preferred Stock is less than 100, the aggregate market value of the outstanding shares of Series A Preferred Stock is less than $1 million, or for any other reason based on the suitability for the continued listing of the outstanding shares of Series A Preferred Stock in light of all pertinent facts as determined by the NYSE. We do not intend to reduce the number of shares of Series A Preferred Stock accepted in the Exchange Offer to prevent the de-listing of the Series A Preferred Stock.

Common Shares: Our Common Shares are listed on the NYSE under the symbol “KEY.”

Redemption at Holder’s Option

Series A Preferred Stock. Shares of Series A Preferred Stock are not redeemable at the holder’s option.

Common Shares. Our Common Shares are not redeemable at the holder’s option.

Redemption at Our Option

Series A Preferred Stock. Shares of Series A Preferred Stock are not redeemable at our option although they are convertible at our option as described below under “—Conversion—Mandatory Conversion At Our Option”.

Common Shares. Our Common Shares are not redeemable at our option.

Voting Rights

Series A Preferred Stock: Series A Preferred Stock holders are generally not entitled to vote on company matters, provided, however, that whenever we fail to pay full dividends on any series of preferred stock, including the Series A Preferred Stock, for six quarterly dividend payment periods, whether or not consecutive, the holders of the Series A Preferred Stock (together with holders of all outstanding series of our authorized preferred stock, voting as a single class without regard to series) will be entitled to vote for the election of two additional directors until full cumulative dividends for all past dividend payment periods on all series of preferred stock have been paid or declared and set apart for payment and non-cumulative dividends have been paid regularly for at least one full year.

Common Shares: Each Common Share entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our Common Shares possess all voting power.

Conversion

Common Shares: Our Common Shares are not convertible into any other shares of capital stock. The following discussion summarizes the conversion terms applicable to shares of Series A Preferred Stock.

Series A Preferred Stock:

General. Each share of Series A Preferred Stock may be converted at any time, at the option of the holder, into 7.0922 of our Common Shares (which reflects an initial conversion price of approximately $14.10 per Common Share) plus cash in lieu of fractional shares, subject to anti-dilution adjustments and subject to the limitation set forth below under “—Limitation on Beneficial Ownership.” If the conversion date is prior to the record date for any declared cash dividend on the Series A Preferred Stock for the dividend period in which a holder elects to convert, the holder will not receive any declared cash dividends for that dividend period on the Series A Preferred Stock, but may receive a cash dividend on our Common Shares if the conversion date is prior to the record date for any declared cash dividend on our Common Shares. If the conversion date is after the record date for any declared cash dividend and prior to the dividend payment date, a holder will receive that cash dividend on the relevant dividend payment date if the holder was a holder of record on the record date for that dividend; however, whether or not the holder is a holder of record on the record date, if a holder converts after a record date and prior to the related dividend payment date, the holder must pay to the conversion agent when upon conversion of Series A Preferred Stock an amount in cash equal to the full dividend actually paid on the Series A Preferred Stock on the dividend payment date for the then-current dividend period on the shares being converted, unless the shares are being converted as a consequence of a mandatory conversion at our option, a make-whole acquisition or a fundamental change as described below.

Mandatory Conversion at Our Option. On or after June 15, 2013, we may, at our option, at any time or from time to time cause some or all of the then-outstanding shares of our Series A Preferred Stock to be converted into our Common Shares at the then-applicable conversion rate. We may exercise our conversion right if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of one of our Common Shares exceeds 130% of the then-applicable conversion price of the Series A Preferred Stock.

Limitation on Beneficial Ownership. Notwithstanding the foregoing, no holder of Series A Preferred Stock will be entitled to receive shares of our Common Shares upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder) of more than 9.9% of the Common Shares outstanding at such time. Any purported delivery of our Common Shares upon conversion of shares of Series A Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the Common Shares outstanding at such time. If any delivery of our Common Shares owed to a holder upon conversion of shares of Series A Preferred Stock is not made, in whole or in part, as a result of this limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 9.9% of the Common Shares outstanding at such time. This limitation on beneficial ownership shall not constrain in any event our ability to exercise our right to cause the Series A Preferred Stock to convert mandatorily.

Conversion Upon Certain Acquisitions. The following provisions will apply if one of the following events occurs prior to the conversion date for shares of Series A Preferred Stock:

•

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our Common Shares representing more than 50% of the voting power of our Common Shares; or

•

consummation of any consolidation or merger of us or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries, in each case, pursuant to which our Common Shares will be converted into cash, securities or other property, other than pursuant to a transaction in which the persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving person immediately after the transaction.

These transactions are referred to as “make-whole acquisitions;” provided, however, that a make-whole acquisition will not be deemed to have occurred if at least 90% of the consideration (as determined by our board of directors) received by holders of our Common Shares in the transaction or transactions consists of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or a securities exchange in the European Economic Area or that will be so traded when issued or exchanged in connection with a make-whole acquisition.

Upon a make-whole acquisition, we will, under certain circumstances, be required to pay a make-whole adjustment in the form of an increase in the conversion rate upon any conversions of shares of Series A Preferred Stock that occur during the period beginning on the effective date of the make-whole acquisition and ending on the date that is 30 days after the effective date as described herein. The make-whole adjustment will be payable in shares of our Common Shares or the consideration into which our Common Shares have been converted or exchanged in connection with the make-whole acquisition.

The amount of the make-whole adjustment, if any, will be based on the price of our Common Shares in, and the effective date of, the make-whole acquisition.

Conversion Upon Fundamental Change. If the price paid for a Common Share in connection with a make-whole acquisition, as set forth in a table included in our articles of incorporation (the “reference price”), is below $11.75, subject to adjustment, then in lieu of the make-whole adjustment described above, a holder may elect to convert each share of Series A Preferred Stock during the period beginning on the effective date of the fundamental change and ending on the date that is 30 days after the effective date of such fundamental change at an adjusted conversion price equal to the greater of (1) the reference price and (2) $5.875, subject to adjustment. If the reference price is less than $5.875, holders will receive a maximum of 17.0213 of our Common Shares per share of Series A Preferred Stock, subject to adjustment, which may result in a holder receiving value that is less than the liquidation preference of the Series A Preferred Stock. In lieu of issuing Common Shares upon conversion in the event of a fundamental change, we may at our option, and if we obtain any necessary regulatory approval, make a cash payment equal to the reference price for each Common Share otherwise issuable upon conversion.

Reorganization Events. The following provisions apply in the event of certain “reorganization events,” which include, subject to certain exceptions:

•	any consolidation or merger of us with or into another person in each case pursuant to which our Common Shares will be converted into cash, securities or other property;

•

any sale, transfer, lease or conveyance to another person of all or substantially all of our assets in each case pursuant to which our Common Shares will be converted into cash, securities or other property;

•	certain reclassifications of our Common Shares; or

•	certain statutory exchanges of our securities.

Each share of Series A Preferred Stock outstanding immediately prior to the applicable reorganization event will become convertible at the option of the holder of such share into the kind of securities, cash and other property receivable in the reorganization event by holders of our Common Shares.

Anti-Dilution Rate Adjustments. The conversion rate may be adjusted in the event of, among other things, (1) dividends or distributions in Common Shares, (2) subdivisions, splits and combinations of the Common Shares, (3) certain issuances of share purchase rights, (4) distributions of shares of our capital stock (other than our Common Shares), or evidences of our indebtedness or assets, (5) certain cash dividends or distributions on our Common Shares or (6) certain tender offers for our Common Shares by us or any of our subsidiaries.

DESCRIPTION OF CAPITAL STOCK

The following section is a summary and does not describe every aspect of our capital stock. In particular, we urge you to read our articles of incorporation and regulations because they describe your rights as a holder of our Common Shares or our Series A Preferred Stock. Our articles of incorporation and regulations are exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008, which we have filed with the SEC. See “Where You Can Find Information” for information on how to obtain a copy of our articles of incorporation and regulations.

Preferred Stock

Our authorized capital stock includes 25,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, and conversion rights, all without any vote or other action on the part of our shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of our board of directors.

Series A Preferred Stock

During 2008, we issued approximately 6.6 million shares of Series A Preferred Stock. The Series A Preferred Stock: (1) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (2) pays a noncumulative dividend at the rate of 7.75% per annum at the discretion of our board of directors; and (3) is not redeemable at any time. The Series A Preferred Stock ranks senior to our Common Shares and is on parity with our Series B Preferred Stock discussed below in the event of our liquidation or dissolution. Each share of Series A Preferred Stock is convertible at any time into 7.0922 of our Common Shares (equivalent to an initial conversion price of approximately $14.10 per Common Share), plus cash in lieu of fractional shares. The conversion rate may change upon the occurrence of a consummation of a merger, a change of control (a “make-whole” acquisition), a reorganization event or to prevent dilution. On or after June 15, 2013, if the closing price of our Common Shares exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period, we may automatically convert some or all of the outstanding Series A Preferred Stock into our Common Shares at the then-prevailing conversion rate.

In April 2009, our board of directors declared a cash dividend of $1.9375 per share of Series A Preferred Stock. The dividend is payable June 15, 2009 to holders of record on May 29, 2009.

Series B Preferred Stock

On November 14, 2008, we raised $2.5 billion of capital as a participant in the U.S. Treasury’s CPP. In conjunction with this program, we issued to the U.S. Treasury: (1) 25,000 shares of Series B Preferred Stock and (2) a warrant to purchase 35,244,361 of our Common Shares at an exercise price of $10.64 per share. The Series B Preferred Stock: (1) is non-voting, other than class voting rights on matters that could adversely affect the shares; (2) pays a cumulative mandatory dividend at the rate of 5% per annum for the first five years, resetting to 9% per annum thereafter; and (3) is callable at par plus accrued and unpaid dividends at any time. The Series B Preferred Stock ranks senior to our Common Shares and is on parity with our Series A Preferred Stock in the event of our liquidation or dissolution.

The terms of the transaction with the U.S. Treasury include limitations on our ability to pay dividends and repurchase our Common Shares. For three years after the issuance of our Series B Preferred Stock and warrant to the U.S. Treasury or until the U.S. Treasury no longer holds any Series B Preferred Stock, we will not be able to increase our dividends above the level paid in the third quarter of 2008, nor will we be permitted to repurchase any of our Common Shares or preferred stock without the approval of the U.S. Treasury, subject to the availability of certain limited exceptions (e.g., for purchases in connection with benefit plans).

Pursuant to an interim final rule issued by the Board of Governors of the Federal Reserve System on October 16, 2008, bank holding companies that issue new preferred stock to the U.S. Treasury under the Capital Purchase Program are permitted to include an unlimited amount of such capital instruments in Tier 1 capital for purposes of the Federal Reserve’s risk-based and leverage capital rules and guidelines for bank holding companies.

During the first quarter of 2009, we made a $32 million dividend payment to the U.S. Treasury in respect of the Series B Preferred Stock. This is the first of such quarterly payments that we will be making to the U.S. Treasury.

Common Shares

We may issue Common Shares in such amounts and proportion and for such consideration as may be fixed by our board of directors or a properly designated committee thereof. As of the date of this Offer to Exchange, we are authorized to issue up to 1,400,000,000 Common Shares. As of June 2, 2009, we had issued 624,421,779 of our Common Shares (including 68,394,442 Common Shares held in treasury). Our Common Shares are traded on the NYSE under the symbol “KEY”. The transfer agent and registrar for our Common Shares is Computershare Investor Services LLC.

General

Holders of our Common Shares are not entitled to preemptive or preferential rights. There are no redemption or sinking fund provisions applicable to our Common Shares. Our Common Shares do not have any conversion rights. The rights of holders of our Common Shares will be subject to, and may be adversely affected by, the rights of holders of our currently outstanding Series A Preferred Stock and Series B Preferred Stock and any preferred stock that we may issue in the future.

We may issue authorized but unissued Common Shares in connection with several employee benefit and stock option and incentive plans maintained by us or our subsidiaries, and under our Direct Registration Plan.

Our outstanding Common Shares are fully paid and non-assessable and Common Shares we issue in the future, when fully paid for, will be non-assessable.

Dividends

When, as and if dividends are declared by our board of directors out of funds legally available for their payment, the holders of our Common Shares are entitled to share equally, share for share, in such dividends. The payment of dividends on our Common Shares is subject to the prior payment of dividends on our outstanding preferred stock. See “Dividend Policy” above.

Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our Common Shares are entitled to receive, on a share for share basis, any of our assets or funds available for distribution after we have paid in full all of our debts and distributions and the full liquidation preferences of all series of our outstanding preferred stock.

Voting Rights

Subject to the rights, if any, of the holders of any series of preferred stock, holders of our Common Shares have exclusive voting rights and are entitled to one vote per share on all matters voted upon by the shareholders. Holders of our Common Shares do not have the right to cumulate their voting power.

Share Repurchase Program

Our board of directors has authorized a share repurchase program described in our quarterly reports on Form 10-Q and filed with the SEC (see “Where You Can Find More Information”). The program does not have an expiration date. We did not repurchase any Common Shares during the first three months of 2009. At March 31, 2009, a remaining balance of approximately 14 million Common Shares is eligible for repurchase under this authorization. However, in accordance with the provisions of the TARP CPP, we are not permitted to repurchase additional Common Shares without the approval of the U.S. Treasury as long as any TARP preferred stock issued by us under the CPP remains outstanding.

INTERESTS OF DIRECTORS AND OFFICERS

Except as set forth in the next sentence, neither KeyCorp nor any of its subsidiaries, nor, to our knowledge based on reasonable inquiry, any of our directors or executive officers, nor any affiliates of the foregoing (a) owns any shares of Series A Preferred Stock or (b) has effected any transactions involving the shares of Series A Preferred Stock during the 60 days prior to the date of this Offer to Exchange except for 1,000 shares of Series A Preferred Stock owned by Jeffrey B. Weeden, our Senior Vice President and Chief Financial Officer. During the past 60 days, KeyCorp exchanged on the dates indicated the following amounts of Series A Preferred Stock for Common Shares in private transactions exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) under the Securities Act:

Date	Number of Shares of Series A Preferred Stock Exchanged	Number of Common Shares Issued Upon Exchange
May 11, 2009	310,000	3,432,658
May 13, 2009	829,700	10,237,668

EXCHANGE AGENT AND INFORMATION AGENT

Computershare Trust Company, N.A. will serve as the exchange agent for the Exchange Offer. Letters of transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of Series A Preferred Stock, or a beneficial owner’s bank, broker, custodian or other nominee, to the exchange agent at the address or facsimile number set forth on the back cover page of this Offer to Exchange. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

D.F. King & Co., Inc. will serve as the information agent for the Exchange Offer. Questions concerning the terms of the Exchange Offer or tender procedures and requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the information Agent at its address and telephone number set forth on the back cover page of this Offer to Exchange. We will pay the information agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

Any holder that has questions concerning the terms of the Exchange Offer or requests for assistance may contact the information agent at the telephone numbers set forth on the back cover of this Offer to Exchange. Requests for additional copies of this Offer to Exchange or the related Letter of Transmittal may be directed to the information agent at the telephone numbers set forth on the back cover of this Offer to Exchange. Holders of shares of Series A Preferred Stock may also contact their broker, dealer, custodian bank, depository, trust company or other nominee for assistance concerning the Exchange Offer.

Neither the exchange agent or the information agent assumes any responsibility for the accuracy or completeness of the information concerning us contained or incorporated by reference in this Offer to Exchange or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences relating to the exchange of the Series A Preferred Stock pursuant to the Exchange Offer and to the ownership and disposition of our Common Shares received upon such exchange. It applies to you only if you acquire the Common Shares in the Exchange Offer and you hold your Series A Preferred Stock and Common Shares as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	an insurance company,

•	a tax-exempt organization,

•	a person that owns Series A Preferred Stock that are a hedge or that are hedged against interest rate risks,

•	a person that owns Series A Preferred Stock or Common Shares as part of a straddle or conversion transaction for tax purposes,

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•	a U.S. expatriate.

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the U.S., including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Series A Preferred Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Series A Preferred Stock should consult its tax advisor with regard to the U.S. federal income tax treatment of the Exchange Offer and of owning the Common Shares received pursuant to the Exchange Offer.

Please consult your own tax advisor concerning the consequences of owning the Series A Preferred Stock, participating in the Exchange Offer and of owning the Common Shares received in the Exchange Offer in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder of participation in the Exchange Offer. You are a U.S. holder if you are a beneficial owner of Series A Preferred Stock and you are:

•	an individual who is a citizen or resident of the U.S.,

•

an entity that is a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date, that elect to continue to be treated as U.S. persons also will be U.S. holders.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “—Non-U.S. Holders” below.

Treatment of the Exchange Offer

The exchange of the Series A Preferred Stock for our Common Shares pursuant to the Exchange Offer will be treated as a recapitalization for U.S. federal income tax purposes. Therefore, no gain or loss will be recognized by you upon the exchange. Accordingly, your tax basis in the Common Shares received in such an exchange will be the same as your adjusted tax basis in the Series A Preferred Stock surrendered, and your holding period for such Common Shares will include your holding period for the Series A Preferred Stock that was exchanged.

U.S. Holders of Common Shares

Distributions on Common Shares. In general, distributions with respect to our Common Shares will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Common Shares and thereafter as capital gain from the sale or exchange of such Common Shares. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the corporate U.S. holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder in tax years beginning before January 1, 2011 will qualify for taxation at special rates if the non-corporate U.S. holder meets certain holding period and other applicable requirements.

Disposition of Common Shares. Upon the sale or other disposition of our Common Shares received upon exchange of Series A Preferred Stock pursuant to the Exchange Offer, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in our Common Shares. Such capital gain or loss will generally be long-term if your holding period in respect of such Common Shares is more than one year. For a discussion of your holding period in respect of Common Shares received in exchange for Series A Preferred Stock, see above under “—Treatment of the Exchange Offer.” Long-term capital gain recognized by a non-corporate U.S. holder is currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

This subsection describes the tax consequences to a Non-U.S. holder. You are a Non-U.S. holder if you are the beneficial owner of Series A Preferred Stock and you are not a U.S. holder and are not a partnership. If you are a U.S. holder, this subsection does not apply to you.

Treatment of the Exchange Offer

Generally, if you are a Non-U.S. holder, you will not recognize any gain or loss on the exchange of Series A Preferred Stock for Common Shares pursuant to the Exchange Offer.

Non-U.S. Holders of Common Shares

Dividends. Except as described below, if you are a Non-U.S. holder of our Common Shares, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a Non-U.S. holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the U.S.), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the U.S., and, if required by a tax treaty, the dividends are attributable to a permanent establishment (or fixed base, in the case of an individual) that you maintain in the U.S., we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-U.S. person, and

•	the dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

If you are a corporate Non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Shares. If you are a Non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of Common Shares unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment (or fixed base, in the case of an individual) that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis,

•	you are an individual, you are present in the U.S. for 183 or more days in the taxable year of the sale, and certain other conditions exist, or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes; provided that you will not be subject to U.S. federal income tax on the gain on a disposition of Common Shares if either (i) our common stock is regularly traded on an established securities market in the year of your disposition and you did not hold, directly or indirectly, more than 5% of our common stock at any time during the five-year period ending on the date of disposition or (ii) you are eligible for any treaty exemption. We have not been, are not, and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

If you are a corporate Non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Federal Estate Taxes. Common Shares held by an individual Non-U.S. holder at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

If you are a U.S. holder of our Common Shares, you will be subject to information reporting with respect to any dividend payments by us to you and proceeds of the sale or other disposition by you of our Common Shares, unless you are an exempt recipient and appropriately establish that exemption. In addition, such payments will be subject to U.S. federal backup withholding tax (currently at a 28% rate), unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

If you are a Non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements (other than certain information reporting required on withholding tax on form 1042-S) with respect to:

•	dividend payments and

•	the payment of the proceeds from the sale of Common Shares effected at a U.S. office of a broker,

as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption (such as your corporate status).

Payment of the proceeds from the sale of Common Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Common Shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the U.S.,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of Common Shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service. Payments subject to U.S. withholding tax will not also be subject to U.S. backup withholding tax.

Consequences to Non-Participating Holders

Holders that do not tender their shares of Series A Preferred Stock in the Exchange Offer will not recognize gain or loss, and will continue to have the same tax basis and holding period with respect to the Series A Preferred Stock as they had before the consummation of the Exchange Offer.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the exchange of the Series A Preferred Stock for Common Shares and the acquisition, holding and, to the extent relevant, disposition of Common Shares by a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”).

A fiduciary with respect to any assets of a Plan should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an exchange of Series A Preferred Stock for Common Shares. Among other factors, the fiduciary should consider whether the investment in Common Shares would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The exchange of Series A Preferred Stock for Common Shares by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Common Shares are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition or holding of Common Shares. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the acquisition and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any person acquiring or holding Common Shares or any interest therein will be deemed to have represented by its acquisition and holding of Common Shares offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not acquiring the Common Shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition and holding of the Common Shares will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering participating in the exchange on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Participants in the Exchange Offer have exclusive responsibility for ensuring that their acquisition and holding of Common Shares do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The exchange of any Series A Preferred Stock for Common Shares by a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

CERTAIN SECURITIES LAWS CONSIDERATIONS

All of the shares of Series A Preferred Stock outstanding as of the date of this Offer to Exchange were issued in an offering that was registered pursuant to the Securities Act. The issuance of Common Shares upon exchange of the shares of Series A Preferred Stock is intended to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act. Section 3(a)(9) provides an exemption from registration for any security exchanged by an issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. When securities are exchanged for other securities of an issuer under Section 3(a)(9), the securities received assume, in essence, the character of the exchanged securities for purposes of the Securities Act. Since all of the outstanding shares of Series A Preferred Stock were issued in an offering that was registered under the Securities Act, we expect that all of our Common Shares issued in the Exchange Offer to persons who are not affiliated with us will be freely tradable under U.S. securities laws by such non-affiliates. You are urged to consult with your own legal counsel regarding the availability of a resale exemption from the registration requirements of the Securities Act.

VALIDITY OF COMMON SHARES

The validity of the Common Shares offered hereby will be passed upon for us by Squire, Sanders & Dempsey, L.L.P., Cleveland, Ohio.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of KeyCorp incorporated by reference in KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of KeyCorp’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of KeyCorp for the three-month periods ended March 31, 2009 and March 31, 2008, incorporated by reference in this Offer to Exchange, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 7, 2009, included in KeyCorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of this Exchange Offer prepared or certified by Ernst & Young LLP within the meanings of Sections 7 and 11 of the Act.

KeyCorp

The exchange agent for the Exchange Offer is: Computershare Trust Company, N.A.

By Hand or Mail Registered or Certified Mail Recommended:	By Overnight Delivery:	By Facsimile (for Eligible Institutions only):

Computershare Trust Company, N.A. Attn: KeyCorp P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn: KeyCorp 250 Royall Street Suite V Canton, MA 02021	(617) 360-6810 Attn: KeyCorp Confirm by Telephone (781) 575-2332

Requests for additional copies of this Offer to Exchange and related Letter of Transmittal may be directed to the information agent at its address or telephone numbers set forth below.

The information agent for the Exchange Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Keycorp@dfking.com

Banks and Brokers call: (212) 269-5550 (Collect)

All others call Toll-free: (800) 431-9633